UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Concur Technologies, Inc.

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January 25, 2011

To Our Stockholders:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Concur Technologies, Inc., which will be held at the Bellevue Club, 11200 Southeast Sixth Street, Bellevue, Washington, at 2:00 p.m. local time on Tuesday, March 15, 2011.

Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

We encourage you to use this opportunity to take part in the affairs of Concur by voting on the business to come before the meeting. Whether or not you plan to attend, please complete, sign and date, and promptly return the enclosed proxy card in the accompanying reply envelope so that your shares will be represented at the meeting. You may also submit your proxy via the Internet or telephone as specified in the accompanying Internet and telephone voting instructions. If you decide to attend the meeting and wish to change your proxy vote, you may do so by voting in person at the meeting.

We look forward to seeing you at the meeting.

Sincerely,

S. Steven Singh
Chief Executive Officer and Chairman of the Board

CONCUR TECHNOLOGIES, INC.

18400 N.E. Union Hill Road

Redmond, WA 98052

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 15, 2011

The 2011 Annual Meeting of Stockholders of Concur Technologies, Inc. will be held at the Bellevue Club, 11200 Southeast Sixth Street, Bellevue, Washington at 2:00 p.m. local time on Tuesday, March 15, 2011, for the following purposes:

1.	To elect three Class III members of the Board of Directors.

2.	To amend the Concur 2007 Equity Incentive Plan to (i) increase the number of authorized shares of common stock available for issuance from 1,500,000 to 7,000,000 shares, and (ii) make certain technical modifications to update the listing of performance criteria for awards intended to preserve the deductibility under federal tax rules and to clarify the prohibition on repricing certain awards without prior stockholder approval.

3.	To approve the Concur 2010 Cash Incentive Plan to preserve the deductibility under federal tax rules of awards made under the plan.

4.	To ratify the selection of Grant Thornton LLP as Concur’s independent registered public accounting firm for the fiscal year ending September 30, 2011.

5.	To hold an advisory vote on the compensation of executive officers.

6.	To hold an advisory vote on the frequency of an advisory vote on the compensation of executive officers.

7.	To transact such other business as may properly come before the meeting.

These items of business are more fully described in the accompanying proxy statement. Only stockholders of record at the close of business on January 19, 2011 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. A complete list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose relevant to the meeting, at Concur’s offices at 18400 N.E. Union Hill Road, Redmond, Washington 98052, during Concur’s ordinary business hours for ten days before the meeting.

By Order of the Board of Directors

S. Steven Singh
Chief Executive Officer and Chairman of the Board

Redmond, Washington

January 25, 2011

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please complete, sign and date, and promptly return the accompanying proxy card in the enclosed postage-paid return envelope so that your shares will be represented at the meeting. You may also submit your proxy via the Internet or telephone as specified in the accompanying Internet and telephone voting instructions. Your participation will help to ensure the presence of a quorum at the meeting and save Concur the extra expense associated with additional solicitation. Sending your proxy card will not prevent you from attending the meeting, revoking your proxy, and voting your stock in person.

CONCUR TECHNOLOGIES, INC.

18400 N.E. Union Hill Road

Redmond, WA 98052

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors of Concur Technologies, Inc., a Delaware corporation, for use at Concur’s 2011 Annual Meeting of Stockholders, to be held at the Bellevue Club, 11200 Southeast Sixth Street, Bellevue, Washington, at 2:00 p.m. local time on Tuesday, March 15, 2011, and at any adjournments or postponements of the meeting. Concur’s mailing address is 18400 N.E. Union Hill Road, Redmond, Washington 98052.

This proxy statement, the accompanying notice of annual meeting, proxy card, and our 2010 Annual Report on Form 10-K are first being sent to stockholders on or about January 28, 2011. Stockholders are encouraged to review this information, which is also posted on the investor relations page of our website at www.concur.com.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Voting

Shares of Concur’s common stock are the only shares entitled to vote at the meeting. On January 19, 2011, the record date for determining stockholders entitled to vote at the meeting, there were 52,561,680 shares of Concur common stock outstanding. Each stockholder of record on the record date is entitled to one vote for each share of common stock held by such stockholder on that date. A majority of the outstanding shares of common stock must be present or represented at the meeting in order to have a quorum for the conduct of business. Votes cast at the meeting, by proxy or in person, will be tabulated by the inspector of elections appointed for the meeting.

With respect to Proposal 1, nominees for election to the Board of Directors who receive the highest number of affirmative votes at the meeting will be elected to fill the open seats. The affirmative vote of the holders of a majority of the shares present at the meeting and voted for or against the proposal is necessary for approval of Proposal 2 (amendment of the Concur 2007 Equity Incentive Plan), Proposal 3 (approval of the Concur 2010 Cash Incentive Plan), Proposal 4 (ratification of selection of auditor) and Proposal 5 (advisory vote on executive compensation). With respect to Proposal 6 (frequency of advisory vote on executive compensation), stockholder voting will indicate the relative preference among the choices presented.

If shares are present at the meeting in person or by proxy, but are not voted, those shares will count toward determining whether or not a quorum is present for the conduct of business at the meeting, as will all shares voted “for”, “against”, or “abstain” on a proposal. Shares not voted, and abstentions, will have no effect on the outcome of any proposal.

If the beneficial owner of shares that are held of record by a broker does not instruct the broker how to vote the shares, the broker has authority under applicable stock market rules to vote those shares for or against “routine” matters, such as the proposal regarding ratification of auditors (Proposal 4). Where a matter is not considered routine, such as the proposals regarding the election of directors (Proposal 1), the shares held by the broker will not be voted absent specific instruction from the beneficial holder, and will not affect the outcome of the proposal.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on March 15, 2011.

The proxy statement and annual report to security holders are available at www.proxyvote.com. Stockholders may access this proxy statement, the accompanying notice of annual meeting and annual information, a voting proxy, and our 2010 Annual Report on Form 10-K at www.proxyvote.com.

Voting in Person

Stockholders may vote in person at the 2011 Annual Meeting of Stockholders, which will be held at the Bellevue Club, 11200 Southeast Sixth Street, Bellevue, Washington, at 2:00 p.m. local time on Tuesday, March 15, 2011. Directions may be obtained by contacting Corporate Secretary, 18400 N.E. Union Hill Road, Redmond, Washington 98052 or at (425) 702-8808.

Voting Electronically via the Internet or Telephone

In addition to voting in person or by returning the enclosed proxy card, stockholders whose shares are registered directly with Wells Fargo Shareowner Services may vote their shares either through the Internet or by calling Wells Fargo Shareowner Services. Specific instructions to be followed by any such registered stockholder interested in voting over the Internet or by telephone are set forth on the accompanying proxy card. The Internet and telephone voting procedures are designed to authenticate stockholder identity, allow stockholders to vote their shares, and confirm that their voting instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage, you may also be eligible to vote your shares electronically over the Internet or by telephone. Many banks and brokerage firms participate in the Broadridge Investor Communication Services online program, which provides eligible stockholders who receive a paper copy of the proxy statement and related proxy materials the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm participates in this Broadridge program, your bank or brokerage firm will provide a voting form with specific instructions for voting your shares. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided.

Proxies

Whether or not you are able to attend the meeting, we urge you to complete, sign and date, and promptly return the accompanying proxy card so that your shares will be represented at the meeting. If you do not specify otherwise on your signed proxy card, your shares will be voted FOR the director nominees identified in Proposal 1, and FOR three years for the frequency of stockholder vote in Proposal 6, FOR each of the other Proposals, and to grant the proxy holders discretion to vote for or against other matters that may properly come before the meeting (including any adjournment to the meeting to another place and time). You may revoke your proxy or change your proxy instructions at any time before the meeting. To do this, send a written notice of revocation, or another signed proxy card with a later date, to Concur, to the attention of Corporate Secretary, 18400 N.E. Union Hill Road, Redmond, Washington 98052. To be effective, your written notice of revocation or newly signed proxy card must be received by Concur prior to the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person.

Please note, however, that if you wish to vote at the meeting and your shares are held of record by a broker, bank, or other nominee, you must bring to the meeting a letter from the broker, bank, or other nominee confirming your beneficial ownership of the shares and that such broker, bank, or other nominee is not voting your shares.

Solicitation of Proxies

Concur will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy, Annual Report on Form 10-K, and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others, so that they may forward those solicitation materials to the beneficial owners. Officers and employees of Concur may, without being additionally compensated, solicit proxies by mail, telephone, facsimile, or personal contact. Concur will pay all proxy-soliciting expenses in connection with the solicitation of votes for the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Concur’s Board of Directors consists of seven members, three of whom are to be elected at the 2011 annual meeting. Board members are divided into Class I, Class II, and Class III directors, who serve staggered three-year terms. Each director serves for a term ending at the third annual meeting of stockholders following the annual meeting at which he was elected, except that any director appointed by the Board serves for a term ending at the annual meeting of stockholders for the class to which the director was appointed. Each director serves until his successor is elected and qualified or until his earlier death, resignation, or removal. All Concur directors are invited to attend the 2011 annual meeting in person. All seven members of the Board attended our 2010 annual meeting of stockholders.

The identity and background of nominees for director and continuing members of the Board is provided below. The proxy holders intend to vote all proxies they receive in the accompanying form for the nominees listed below unless instructed otherwise. If any nominee is unable or unwilling to serve as a director at the time of the meeting, proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. The Board of Directors approved the nomination of the nominees reflected in this Proposal 1. Each nominee for director has consented to serve if elected by the stockholders. The nominees receiving the greatest number of affirmative votes will be elected as Class III members of the Board of Directors. Stockholders may not cumulate votes in the election of directors.

Nominees for Election—Class III Directors (term to expire in 2011)

Jeffrey T. McCabe, age 54, has been a director of Concur since 2005. Since May 2007, and from March 2004 to July 2005, Mr. McCabe engaged in a wide range of entrepreneurial activities, including strategic consulting for businesses developing new products and services. From August 2005 to May 2007, he served as Chief Executive Officer of Tri-Pen TravelMaster Technologies, LLC, a provider of technology solutions for the travel industry. From January 1994 to March 2004, he served in various executive positions at American Express, including Senior Vice President and General Manager for the United States and Canadian large-market commercial card business. Prior to that, Mr. McCabe held executive positions at Labinal S.A. and General Motors, where he worked in Europe and Asia with a focus on developing new business relationships. Mr. McCabe is a member of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. We believe that Mr. McCabe’s specific attributes that qualify him to serve as a member of our Board of Directors include his experience in senior management at travel and charge card companies, his strategic consulting experience, and his knowledge of the travel industry.

Edward P. Gilligan, age 51, has been a director of Concur since 2008. Mr. Gilligan has been Vice Chairman of American Express Company since July 2007 and head of its global consumer, small business and network businesses since October 2009. From July 2007 to October 2009, he was head of the American Express Global

Business-to-Business Group. From 2005 to July 2007, he was Group President, American Express International & Global Corporate Services. Prior to that, he had been Group President, Global Corporate Services since 2000 and Group President, Global Corporate Services & International Payments, since 2003. Mr. Gilligan serves on the Concur Board of Directors pursuant to the terms of a Securities Purchase Agreement between Concur and American Express Travel Related Services Company, Inc., a wholly owned subsidiary of American Express Company. Under this agreement, American Express may nominate one person, initially Edward P. Gilligan, to serve on the Concur Board of Directors so long as American Express owns at least 10% of Concur’s outstanding shares of common stock and satisfies other conditions. Pursuant to American Express Company policy, Mr. Gilligan has waived any compensation he would otherwise be entitled to receive from Concur for his service as a member of our Board of Directors. We believe Mr. Gilligan’s specific attributes that qualify him to serve as a member of our Board of Directors include his experience in senior management roles at a large financial services company, his familiarity with the travel and charge card industries, and the perspective he brings as a representative of our largest shareholder.

Rajeev Singh, age 42, has been a director of Concur since 2008. Mr. Singh co-founded Concur in 1993, became Chief Operating Officer in 2002, and President in 2005. He earlier served in various roles at Concur, including the Executive Vice President of Sales, Marketing & Services. Prior to joining Concur, Mr. Singh served roles at Ford Motor Company and General Motors Corporation. Mr. Singh serves on the board of directors of PaySimple, Apptio, and PubliCola, and holds board positions at Partnership for Learning and SeeYourImpact. Rajeev Singh and S. Steven Singh are brothers. We believe Rajeev Singh’s specific attributes that qualify him to serve as a member of our Board of Directors include the experience he brings as one of our founders and our Chief Operating Officer for many years, and related familiarity with the operations of Concur.

Continuing Class I Directors (term to expire in 2012)

S. Steven Singh, age 49, has served as Concur’s Chief Executive Officer since 1996 and as a director since 1993, including service as Chairman of the Board of Directors since 1999. From 1993 to 1996, Mr. Singh was General Manager of the Contact Management Division at Symantec Corporation, an international technology firm focused on protecting information and computer systems. Mr. Singh serves as Chairman of the NBTA Foundation Board, serves on the board of directors of RightNow Technologies, AdReady, and Washington Roundtable. S. Steven Singh and Rajeev Singh are brothers. We believe Steve Singh’s specific attributes that qualify him to serve as a member of our Board of Directors include his perspective as one of our founders and a large stockholder, his experience as our Chief Executive Officer for many years, and related operational expertise, historic knowledge and familiarity with Concur’s evolution and development.

Jeffrey T. Seely, age 56, has been a director of Concur since 2005. From January 2008 to August 2010, he served as director and Chief Executive Officer of Recruiting.com Inc. (formerly known as Jobster, Inc.), a provider of on-line corporate recruiting software. From 1998 to November 2007, he served as the President and Chief Executive Officer of ShareBuilder Corporation, an on-line brokerage company, and from 2002 to November 2007 he served as the Chairman of the Board of Directors of that company. Mr. Seely is a member of our Audit Committee and Nominating and Corporate Governance Committee. We believe Mr. Seely’s specific attributes that qualify him to serve as a member of our Board of Directors include his experience as an entrepreneur and chief executive, and his knowledge of on-line businesses.

Randall H. Talbot, age 57, has been a director of Concur since 2008. Since January 2011, Mr. Talbot has been Managing Director of Talbot Financial LLC, an investment advisory firm. Mr. Talbot served as director, Chief Executive Officer and President of Symetra Financial Corporation from 2004 to June 2010. Mr. Talbot joined the former parent of Symetra Financial Corporation, Safeco Corporation, in 1998, and from 1998 to 2004 he served as President of Safeco Life Insurance Company. Mr. Talbot is our Lead Independent Director and a member of our Compensation Committee. We believe Mr. Talbot’s specific attributes that qualify him to serve as a member of our Board of Directors include his experience as chief executive officer of a large financial institution, and related strategic and operational expertise.

Continuing Class II Directors (term to expire in 2013)

Gordon Eubanks, age 64, has been a director of Concur since 2005. Mr. Eubanks, a private investor, serves on the boards of directors of Skybox Imaging, Inc., Perimeter eSecurity, and PeopleAdmin, Inc., both private enterprise security software companies. From October 2006 to November 2006, Mr. Eubanks served as acting Chief Executive Officer, and, from October 2006 to May 2009 served as a director, of Asempra Technologies, a private software company sold in May 2009. From 2005 to 2006, Mr. Eubanks served as Chairman of the Board of Preventsys, an enterprise security software company, which was sold in June 2006. Since June 2006, Mr. Eubanks has been managing personal investments and working as an advisor to a number of companies. From 1999 to 2005, Mr. Eubanks served as President and Chief Executive Officer of Oblix, Inc., a provider of enterprise identity management solutions that was acquired by Oracle in 2005. From 1984 to 1999, Mr. Eubanks served as President and Chief Executive Officer of Symantec Corporation, an international technology firm focused on protecting information and computer systems. Mr. Eubanks is a member of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. We believe Mr. Eubanks’ specific attributes that qualify him to serve as a member of our Board of Directors include his extensive experience as an entrepreneur and chief executive officer of a large public company, his knowledge of the technology industry generally, and related strategic and governance expertise.

Board Leadership Structure

Steven S. Singh has served as a member of our Board of Directors since 1993, as our Chief Executive Officer since 1996, and as Chairman of the Board since 1999. In light of Mr. Singh’s knowledge of Concur and our industry, and his experience successfully navigating Concur through many successes and challenges, we believe it is appropriate for him to have the principal leadership position on both the executive management team and the Board of Directors. We have no policy mandating whether the positions of Chief Executive Officer and Chairman of the Board should be combined or separated. In fiscal 2010, we supplemented our Board leadership structure by creating the position of Lead Independent Director and appointing Randall Talbot to that position. Our objective in creating this position was to provide formal support to Mr. Singh in his management of Board affairs, and to acknowledge general investor interest in greater role of independent directors in the leadership of the Board of Directors.

Our Lead Independent Director has the following roles and responsibilities:

•	serving as a liaison between the Chairman of the Board and the Board’s independent directors;

•	presiding over all Board meetings when the Chairman of the Board is not present;

•	presiding over all executive sessions of the Board’s independent directors;

•	convening and presiding over any meetings of the Board’s independent directors that may be necessary from time to time;

•	coordinating feedback to the Chairman of the Board and Chief Executive Officer on behalf of the Board’s independent directors regarding business issues and management;

•	consulting with the Chairman of the Board and Chief Executive Officer with respect to agendas for Board meetings and information needs associated with such meetings;

•

serving as a designated spokesperson for the Board when the Board or the Board’s independent directors determine it would be appropriate for the Lead Independent Director to comment publicly on any matter;

•

being available for consultation and communication with the Company’s stockholders when the Board or the Board’s independent directors determine it would be appropriate for the Lead Independent Director to do so; and

•

performing such other duties as may be necessary for the Lead Independent Director to fulfill these responsibilities, or as may be requested by the Board, the Board’s independent directors, or the Chairman of the Board.

Board Role in Risk Oversight

Risk is inherent in business, particularly for technology companies pursuing long-term growth opportunities. Our management is responsible for day-to-day risk management activities in the business. The Board of Directors, acting directly and through its committees, is responsible for oversight of Concur’s risk management. With the oversight of the Board of Directors, Concur has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase shareholder value.

The Board’s risk oversight areas of focus include, but are not limited to:

•	management and Board succession planning;

•	assessment of strategic risk and major operational risks, including acquisitions and evaluation of our capital structure; and

•	legal and regulatory compliance.

The Board conducts its risk oversight both directly and through its committees. The Board’s oversight of risks occurs as an integral and continuous part of its oversight of the business of Concur generally. In addition, the Audit Committee has primary responsibility for overseeing risks associated with our financial statements and financial reporting, credit and liquidity, and legal and regulatory compliance. The Audit Committee receives updates and discusses individual and overall risk areas during its meetings, including financial risk assessments, risk management policies and major financial risk exposures, and the steps management has taken to monitor and control those exposures. The Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and employee compensation generally. The Compensation Committee receives reports and discusses whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. The Nominating and Corporate Governance Committee oversees risks associated with our governance practices, director succession and the leadership structure of the Board.

The Board is kept abreast of its committees’ risk oversight and other activities through reports of the committee chairmen during Board meetings, and through the attendance of committee meetings by Board members who are not necessarily members of the particular committee.

Board of Directors Meetings and Committees

The Board of Directors held six meetings during fiscal 2010. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors (held during the time period for which each such director served on the Board of Directors) and meetings of committees on which each such director served. The Board determined that each of directors Eubanks, McCabe, Seely and Talbot is an independent director as defined in rules of The NASDAQ Stock Market.

The Board of Directors has three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Audit Committee

The Board of Directors has adopted a charter governing the duties and responsibilities of the Audit Committee, which is posted on our Internet website at www.concur.com. The principal functions of the Audit Committee are:

•	overseeing the integrity of Concur’s financial statements and its compliance with related legal and regulatory requirements;

•	monitoring the adequacy of Concur’s accounting and financial reporting, and its internal controls and processes for financial reporting;

•	overseeing Concur’s relationship with its independent auditors, including appointing, evaluating, and setting the compensation of the independent auditors; and

•	facilitating communication among the independent auditors, Concur’s management, and the Board of Directors.

Directors Eubanks, McCabe, and Seely are the members of the Audit Committee. Each member of the committee meets the independence and other requirements to serve on our Audit Committee under applicable securities laws and the rules of the SEC and listing standards of The NASDAQ Stock Market. The Board of Directors has determined that Mr. Seely is an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee met eight times during fiscal 2010. The report of the Audit Committee is provided below.

Compensation Committee

The Board of Directors has adopted a charter governing the duties and responsibilities of the Compensation Committee, which is posted on our Internet website at www.concur.com. The principal functions of the Compensation Committee are:

•

reviewing and making recommendations to the Board of Directors regarding all forms of salary, bonus, and stock compensation provided to executive officers of Concur, the long-term strategy for employee compensation, the types of stock and other compensation plans to be used by Concur and the shares and amounts reserved thereunder;

•	overseeing the overall administration of Concur’s equity-based compensation and stock option plans; and

•	addressing such other compensation matters as may from time to time be directed by the Board of Directors.

Directors Eubanks, McCabe, and Talbot are the members of the Compensation Committee. Each member of the committee meets the independence and other requirements to serve on our Compensation Committee under applicable securities laws and the rules of the SEC and the listing standards of The NASDAQ Stock Market. Each member of this committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”) and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee may delegate to one or more subcommittees, or our Chief Executive Officer, the authority to determine compensation to be paid to persons who are not executive officers. The Compensation Committee may delegate to the Chief Executive Officer the authority to grant restricted stock units and stock options to our employees who are not members of the Board of Directors or executive officers, provided that no such restricted stock units or stock options exceed any limit established by the Board or the Compensation Committee. The Compensation Committee met two times during fiscal 2010. The report of the Compensation Committee appears below. For a description of the Compensation Committee’s processes and procedure for consideration and determination of executive officer compensation, see the “Compensation Discussion and Analysis” section of this proxy statement.

Nominating and Corporate Governance Committee

The Board of Directors has adopted a charter governing the duties and responsibilities of the Nominating and Corporate Governance Committee, which is posted on our Internet website at www.concur.com. The principal functions of the Nominating and Corporate Governance Committee are:

•	assisting the Board of Directors in identifying, evaluating, and nominating candidates to serve as members of the Board of Directors;

•	recommending to the Board of Directors the director nominees for the next annual meeting of stockholders;

•	reviewing and making recommendations to the Board of Directors regarding the composition and operations of the Board; and

•	reviewing and making recommendations to the Board of Directors regarding corporate governance policies and ethical conduct.

Directors Eubanks, McCabe, and Seely are the members of the Nominating and Corporate Governance Committee. Each member of the committee meets the independence and other requirements to serve on our Nominating and Corporate Governance Committee under applicable securities laws and the rules of the SEC and the listing standards of The NASDAQ Stock Market. The Nominating and Corporate Governance Committee met one time during fiscal 2010.

The Nominating and Corporate Governance Committee generally identifies potential nominees based upon suggestions by our outside directors, members of management, or stockholders, and then evaluates the candidates based upon various factors, including:

•	integrity;

•	high level of education and/or business experience;

•	broad-based business acumen;

•	understanding of our business and industry;

•	strategic thinking and willingness to share ideas, network of contacts, and diversity of experience;

•	expertise; and

•	background.

The committee uses these and other criteria to evaluate potential nominees. The committee does not have a formal policy with regard to the consideration of diversity in identifying and evaluating potential nominees, but the Board and the committee believe that the Board of Directors should include a diversity of experience and perspective on business opportunities and challenges. The committee does not evaluate proposed nominees differently depending upon who has proposed the nominee. To date, we have not paid any third-party fees to assist in this process.

The Nominating and Corporate Governance Committee will consider, and make recommendations to the Board of Directors regarding, any stockholder recommendations for candidates to serve on the Board of Directors. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical absence of those proposals. The committee will review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a candidate for committee consideration, the stockholder should send the name of the recommended candidate for director, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of Concur stock, to the attention of Corporate Secretary, 18400 N.E. Union Hill Road, Redmond, Washington 98052 at least six months prior to the 2012 Annual Meeting of Stockholders to ensure time for meaningful consideration by the committee. For additional nominating requirements, please see “Stockholder Proposals for 2012 Annual Meeting” below. To date, we have not had any candidates submitted by any stockholders for the upcoming annual meeting.

Process for Determining Executive and Director Compensation

Our Compensation Committee oversees our executive officer compensation program, and approves and recommends to the Board for approval by the independent members of the Board, all compensation of our executive officers, including the form and amount of executives’ salary, bonus, and equity-based compensation. It also oversees the administration of our equity- and cash-based incentive plans, and addresses other compensation matters as the Board may direct from time to time. In determining the form and amount of salary, bonus, and equity-based compensation for executives, the Compensation Committee reviews compensation data for comparable companies and assesses the historical performance and prospects of those companies relative to Concur’s performance and prospects. The Compensation Committee’s charter allows the committee to delegate to one or more committee members, and to our Chief Executive Officer, the authority to determine compensation of employees other than executive officers. In making its determinations about fiscal 2010 executive compensation, neither the Compensation Committee nor Concur engaged the services of a compensation consultant.

In the first quarter of the fiscal year, our Chief Executive Officer reviews peer group compensation data and makes recommendations to the Compensation Committee on the compensation plans, objectives, and levels for the named executive officers other than himself. He provides the Compensation Committee with his assessment of each named executive officer’s performance during the preceding year generally, and with specific reference to the objectives previously established by the Compensation Committee and the Board. The Compensation Committee considers and approves the compensation of the Chief Executive Officer outside of his presence. The Compensation Committee then prepares its recommendations to the Board of the base salaries, incentive cash amounts (and performance targets), and equity awards for executive officers for that fiscal year. After the end of each fiscal year, the Compensation Committee reviews actual results relative to the performance objectives for that fiscal year and approves, and prepares its recommendations to the Board, regarding the achievement of those objectives and payout of related incentive cash awards.

In the first quarter of the fiscal year, after receiving the recommendations of the Chief Executive Officer, the Compensation Committee approves and recommends to the Board for approval by the independent members of the Board of Directors the structure of executive officer compensation for the year. The Compensation Committee also approves and recommends whether incentive compensation awards for the prior fiscal year were earned, based on recommendations of the Chief Executive Officer.

Our Compensation Committee also oversees our non-employee director compensation program, and recommends to the Board for approval the form and amount of director compensation. The Board makes the decisions regarding all compensation of our non-employee directors, based on Compensation Committee recommendations. In determining the form and amount of compensation for directors, the Compensation Committee reviews compensation data for comparable companies and assesses the historical performance and prospects of those companies relative to Concur’s performance and prospects.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is, or at any time was, an officer or employee of Concur or any of its subsidiaries, and none had any related person transaction or relationship with Concur. None of Concur’s executive officers serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving on Concur’s Board of Directors or Compensation Committee during the most recently completed fiscal year.

Director Compensation

Concur employees who are members of our Board of Directors are not separately compensated for serving as members of the Board. Currently, annual director compensation consists of $100,000 cash and an award of 4,500 restricted stock units. The cash and restricted stock units are awarded on March 15 of each year for service during the preceding 12 months.

All directors are reimbursed for reasonable travel expenses in attending Board and committee meetings. Restricted stock units are awarded to outside directors under our 2007 Equity Incentive Plan, and vest in four equal installments on the first four anniversaries of the grant date. These restricted stock units cease to vest if the outside director ceases to provide services to Concur as a director or consultant.

The following table shows the compensation earned in fiscal 2010 by members of our Board of Directors other than Mr. Steven Singh and Mr. Rajeev Singh, who, as executive officers, are not separately compensated for service on the Board. Mr. Steven Singh’s and Mr. Rajeev Singh’s compensation is detailed under the “Executive Compensation” section of this proxy statement.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
William W. Canfield (2)	100,000	190,575	0	0	0	290,575
Gordon Eubanks	100,000	190,575	0	0	0	290,575
Jeffrey T. McCabe	100,000	190,575	0	0	0	290,575
Jeffrey T. Seely	100,000	190,575	0	0	0	290,575
Randall H. Talbot	100,000	190,575	0	0	0	290,575
Edward P. Gilligan (3)	0	0	0	0	0	0

(1)	The amounts shown in this column represent the grant date fair value of equity awards calculated in accordance with ASC Topic 718, Stock Compensation. Assumptions used in the calculation of this amount for purposes of our financial statements are included in Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010. In fiscal year 2010, each of Mr. Canfield, Mr. Eubanks, Mr. McCabe, Mr. Seely, and Mr. Talbot was awarded a restricted stock unit for 4,500 shares. These awards settle in accordance with a four-year vesting schedule under which 25% of the award will vest on March 15, 2011 and 25% of the award will vest on March 15 in each of the next three successive years.

(2)	Mr. Canfield resigned as a member of our Board of Directors effective April 30, 2010.

(3)	Pursuant to American Express Company internal policy, Mr. Gilligan has waived any compensation he is entitled to receive from Concur for his service as a member of our Board of Directors.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the election of each nominated director.

PROPOSAL 2

AMENDMENTS TO 2007 EQUITY INCENTIVE PLAN

TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF

COMMON STOCK AVAILABLE FOR ISSUANCE

General

Stockholders are being asked to approve amendments to the Concur 2007 Equity Incentive Plan (“2007 Plan”) to (i) increase the number of shares of Concur common stock reserved for issuance thereunder by 5,500,000 shares, from 1,500,000 to 7,000,000, and (ii) make certain technical modifications to update the listing of performance criteria for awards intended to preserve the deductibility under federal tax rules and to clarify the prohibition on repricing certain awards without prior stockholder approval.

The Board of Directors believes that the increase in the number of shares reserved for issuance under the 2007 Plan is in the best interests of Concur and its stockholders because of the continuing need to provide stock options to attract and retain quality employees. Competition for skilled software engineers and other key employees in the software and high technology industries is intense and the use of significant stock options for retention and motivation of such personnel is pervasive in the software and high technology industries. The Board believes that the proposed authorization of additional shares for issuance under the 2007 Plan will provide Concur with additional flexibility to facilitate the expansion and retention of its workforce. The Board of Directors has not made any determinations as to the grant of any options that would be covered by the proposed amendments to the 2007 Plan.

The Board of Directors approved the proposed amendments as of January 18, 2011, to be effective upon stockholder approval. The principal provisions of the 2007 Plan, assuming stockholder approval of the amendment, are summarized below.

Purpose of 2007 Plan

The 2007 Plan will allow Concur, under the direction of the Compensation Committee of the Board of Directors or those persons to whom administration of the 2007 Plan, or part of the 2007 Plan, has been delegated or permitted by law, to make grants of stock options, restricted stock, restricted stock units, stock appreciation rights and stock bonus awards to employees, directors, consultants, independent contractors and advisors. The purpose of these stock awards is to attract and retain talented employees, directors, consultants, independent contractors and advisors and further align their interests and those of our stockholders by continuing to link a portion of their compensation with Concur’s performance.

Key Terms

The following is a summary of the key provisions of the 2007 Plan.

Term:	January 22, 2007 to January 21, 2017

Eligible Participants:	All of our employees, directors, consultants, and independent contractors are eligible to receive awards under the 2007 Plan, provided they render bona fide services to Concur. The Compensation Committee will determine which individuals will participate in the 2007 Plan. As of January 21, 2011, there were approximately 1,385 employees and five non-employee directors who were eligible to participate in the 2007 Plan.

Shares Authorized and Available for Grant:	1,500,000 shares were originally authorized and reserved for issuance under the 2007 Plan. As of January 21, 2011, only restricted stock units had been granted under the 2007 Plan, 1,653,429 restricted stock units are outstanding and 20,618 restricted stock units are available for grant. The proposed amendment to the 2007 Plan would increase the number of shares of common stock reserved for issuance thereunder by 5,500,000 shares, from 1,500,000 to 7,000,000.

Award Types:	Non-qualified and incentive stock options
Restricted stock awards
Restricted stock units
Stock appreciation rights
Stock bonus awards

Determining the Number of Shares Available for Grant:	For purposes of determining the number of shares available for grant under the 2007 Plan against the maximum number of shares authorized, any full-value award (i.e., issuance of shares pursuant to any award other than a stock option or a stock appreciation right) will reduce the number of shares available for issuance under the 2007 Plan by 1.5 shares for each share of such full-value award (subject to recapture in the event the award is not settled).

Share Limits on Awards:	No more than 1,200,000 shares may be granted to any individual under the 2007 Plan during any calendar year, other than new employees, who are eligible to receive up to 1,500,000 shares in the calendar year during which they begin employment. These limits are intended to ensure that awards will qualify under Section 162(m) of the Code, if applicable. Failure to qualify under this section might result in Concur’s inability to take a tax deduction for part of its performance-based compensation to senior executives. Further, the aggregate number of shares that may be issued pursuant to the exercise of tax-favored “incentive stock options” (as defined in the Code) cannot exceed 25,000,000. The foregoing number takes into account only issuances, and is not adjusted if shares are returned to the 2007 Plan due to having been forfeited or repurchased at their original issue price.

Vesting:	Vesting schedules will be determined by the Compensation Committee when each award is granted. Options will generally vest over four years.

Terms during which Awards may be Outstanding:	Stock options will have a term no longer than ten years, except in the case of incentive stock options granted to holders of more than 10% of Concur’s voting power, which shall have a term no longer than five years. Stock appreciation rights will have a term no longer than ten years. Restricted stock unit awards generally will not be outstanding longer than four years from grant. Restricted stock awards and stock bonus awards result in the immediate issuance of shares.

Repricing Prohibited:	Repricing of stock options or stock appreciation rights issued under the 2007 Plan or reducing the exercise price of those options or rights without shareholder approval is prohibited.

New Plan Benefits

Benefits or amounts payable under the amended 2007 Equity Incentive Plan in fiscal 2011 are not determinable. As a result, the table below states benefits or amounts that would have been received by or allocated for the individuals and groups identified in the table in fiscal 2010.

2007 Equity Incentive Plan
Name and Position	Dollar Value ($)	Number of Units
S. Steven Singh	3,131,250	75,000
Frank Pelzer	1,795,200	40,000
John F. Adair	0	0
Rajeev Singh	2,505,000	60,000
Michael Eberhard	1,195,880	28,000
Robert Cavanaugh	1,195,880	28,000
All executive officers as a group	12,770,200	300,000
All non-executive directors as a group	762,300	18,000
All non-executive officer employees as a group	25,623,388	627,250

Terms applicable to Stock Options and Stock Appreciation Rights

The exercise price of stock options and stock appreciation rights granted under the 2007 Plan may not be less than fair market value (generally, the last reported sale price of Concur common stock on the date of grant, and if that is not a trading day, the last reported sale price of Concur common stock on the trading day immediately prior to the date of grant). On the record date, the closing price of our common stock was $55.87 per share. The term of these awards may not be longer than ten years. The Compensation Committee will determine the other terms and conditions applicable to such award, including vesting and exercisability, at the time of grant.

Terms applicable to Restricted Stock Awards, Restricted Stock Unit Awards and Stock Bonus Awards

The Compensation Committee will determine the terms and conditions applicable to restricted stock awards, restricted stock unit awards and stock bonus awards under the 2007 Plan. The Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock awards, restricted stock unit awards and stock bonus awards contingent upon continued employment with Concur, the passage of time, or such performance criteria and the level of achievement relative to such criteria, as it deems appropriate.

Eligibility Under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria may include the following criteria, among others, either individually, alternatively or in any combination, applied to either Concur as a whole or to a business unit, affiliate or business segment, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years (or a period shorter than a year, if required in the context of the award), on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award:

•	Net revenue or net revenue growth

•	Operating income, including operating income as adjusted by Concur in publicly reported statements

•	Earnings per share, including earnings per share as adjusted by Concur in publicly reported statements

•	Return on equity

•	Market share

•	Return on investment

•	Cash flow, including cash flow from operations

•	Employee productivity and satisfaction metrics

•	Individual confidential business objectives

•	Earnings before interest, taxes, depreciation and amortization, including earnings before interest, taxes, depreciation and amortization as adjusted by Concur in publicly reported statements

•	Net income, including net income as adjusted by Concur in publicly reported statements

•	Total stockholder return

•	Economic value added

•	Strategic plan development and implementation (including individual performance objectives that relate to achievement of Concur’s or any business unit’s strategic plan)

To the extent that an award under the 2007 Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of other strategic objectives, in addition to those listed above, as determined by the Board of Directors.

Notwithstanding satisfaction of any completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock, stock options or other benefits granted, issued, retainable or vested under an award on account of satisfaction of performance criteria may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion determines.

Transferability

Awards granted under the 2007 Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of except by will or the laws of descent and distribution except when permitted by the Compensation Committee and then only to certain family members of participants or certain trusts established for their benefit or other entities under their control. No award may be made subject to execution, attachment or other similar process.

Administration

The Compensation Committee will administer the 2007 Plan. The Compensation Committee will select the persons who receive awards, determine the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the 2007 Plan, establish the terms, conditions and other provisions of the grants. The Compensation Committee may construe and interpret the 2007 Plan and prescribe, amend and rescind any rules and regulations relating to the 2007 Plan. The Compensation Committee may delegate to a committee of two or more directors the ability to grant awards to participants pursuant to guidelines established by the Compensation Committee, so long as such participants are not officers, members of our Board of Directors or any other person who is subject to Section 16 of the Securities Exchange Act of 1934, and to take certain other actions with respect to participants who are not executive officers.

Amendments

The Board of Directors may terminate or amend the 2007 Plan at any time, provided that no action may be taken by the Board of Directors (except those described in “Adjustments” in this Proposal 2) without stockholder approval to:

•	Permit the repricing of outstanding stock options or stock appreciation rights under the 2007 Plan; or

•	Increase the number of shares that may be issued pursuant to the exercise of “incentive stock options” or broaden the group of employees eligible for the grant of “incentive stock options”; or

•	Otherwise implement any amendment to the 2007 Plan required to be approved by stockholders under the rules of The NASDAQ Stock Market or the Code.

Adjustments

In the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change of Concur’s capital structure without consideration, the Board of Directors shall approve, as determined in its discretion, an adjustment of the number and kind of shares available for grant under the 2007 Plan, and subject to the various limitations set forth in the 2007 Plan, the number of shares subject to outstanding awards under the 2007 Plan, and the exercise price of outstanding stock options and of other awards.

In the event of a merger or asset sale any or all outstanding awards may be assumed or an equivalent award substituted by a successor corporation. In the event the successor corporation refuses to assume or substitute the awards outstanding under the 2007 Plan, the outstanding awards shall expire on the closing of such transaction on such terms and conditions (which may include acceleration of vesting) as provided in the applicable agreement for a given award or as may determined by the Compensation Committee at the time of the negotiation of the transaction or its closing or from time to time.

In the event of a proposed dissolution or liquidation of Concur, outstanding awards shall terminate immediately prior to the consummation of such dissolution or liquidation.

U.S. Tax Consequences

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to Concur and participants in the 2007 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. The summary does not purport to be complete and does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any municipality, state or foreign country in which the participant’s income or gain may be taxable. Each participant has been, and is, encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the 2007 Plan.

Non-Qualified Stock Options

A participant will realize no taxable income at the time a non-qualified stock option is granted under the plan, but generally at the time such non-qualified stock option is exercised, the participant will realize ordinary income (subject to income tax withholding) in an amount equal to the excess of the fair market value of the shares on the date of exercise over the stock option exercise price. Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the length of time the participant held the shares. Concur will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of the non-qualified stock option.

Incentive Stock Options

A participant will realize no taxable income, and Concur will not be entitled to any related deduction, at the time any incentive stock option is granted. If certain employment and holding period conditions are satisfied by the participant, then no taxable ordinary income will result upon the exercise of such option (unless immediately followed by a “disqualifying disposition,” see below) and Concur will not be entitled to any deduction in connection with the exercise of such stock option. Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and Concur will not be entitled to a deduction in respect to such disposition. When no “disqualifying disposition” of the shares is made in the year of exercise, then the difference between the fair market value of the shares at the time of exercise and the price paid by the participant for the shares is used to calculate whether the participant is subject to alternative minimum tax in that year. Concur receives no corresponding deduction if the option exercise subjects the participant to alternative minimum tax.

Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a “disqualifying disposition”), such participant will have taxable ordinary income in the year of such disposition in an amount equal to the lesser of: (i) the gain realized on such disposition and (ii) the difference between the price paid for exercise of the option for those shares and their fair market value on the date of exercise. Generally, any gain realized on the disposition in excess of the amount treated as ordinary income or any loss realized on the disposition will constitute capital gain or loss, respectively. If a participant makes a “disqualifying disposition,” generally in the fiscal year of such “disqualifying disposition” Concur will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant.

Stock Appreciation Rights

A grant of a stock appreciation right has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the value received is generally taxable to the recipient as ordinary income (and is subject to income tax withholding), and Concur generally will be entitled to a corresponding tax deduction.

Restricted Stock and Stock Bonuses

A participant receiving restricted stock (meaning stock subject to vesting based on satisfaction of service and/or performance criteria) may be subject to income tax in one of two ways, either: (i) as the restrictions lapse (in other words, as the shares become vested) or (ii) at the time the shares are issued if the participant timely elects such treatment with the IRS under Section 83(b). Either way the taxable value of a share is the difference between its fair market value at that time and the amount (if any) paid for the share. This value is taxed as ordinary income and is subject to income tax withholding. Concur receives a tax deduction at the same time and for the same amount taxable to the participant. If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient disposes of the stock. A stock bonus that is of shares that are subject to vesting is taxable as described above for restricted stock and the timing and amount of Concur’s deduction is the same. A stock bonus of shares that are vested on issue is taxable as ordinary income to the participant at the time of issue and is subject to income tax withholding. Concur receives a tax deduction at the same time and for the same amount taxable to the participant.

Restricted Stock Units

In general, no taxable income is realized upon the grant of a restricted stock unit award. The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the restricted stock unit vests and the income is subject to income tax withholding. Concur generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

Section 162(m) Limit

The plan is intended to enable Concur to provide certain forms of performance-based compensation to certain of our executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code. Section 162(m) provides that, subject to certain exceptions, Concur may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Section 162(m) excludes from the $1 million limitation compensation that is earned through achievements timely established and certified by certain members of our Compensation Committee that are based on the performance criteria disclosed above and set forth in the 2007 Plan (so long as such performance criteria has been approved by our stockholders).

ERISA Information

The 2007 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Additional Information

As of January 21, 2011:

•	1,215,052 stock options and no stock appreciation rights were outstanding under our equity plans.

•	The weighted average exercise price of all our outstanding options was $9.4163.

•	The weighted average remaining term of all outstanding options was 3.52 years.

•	The aggregate number of restricted stock units under all plans that have not vested or been earned is 1,653,429.

•	The total number of shares available for grant under the Concur 2007 Equity Incentive Plan was 30,928.

•	The total number of shares available for grant as restricted stock units under the Concur 2007 Equity Incentive Plan was 20,618.

Recommendation of the Board

The Board of Directors recommends a vote FOR the approval of the amendments to the Concur 2007 Equity Incentive Plan to (i) increase the number of authorized shares of common stock available for issuance from 1,500,000 to 7,000,000 shares, and (ii) make certain technical modifications to update the listing of performance criteria for awards intended to preserve the deductibility under federal tax rules and to clarify the prohibition on repricing certain awards without prior stockholder approval.

PROPOSAL 3

APPROVAL OF THE CONCUR 2010 CASH INCENTIVE PLAN

You are being asked to approve the Concur 2010 Cash Incentive Plan (“CIP”) to allow performance-based compensation awards under the CIP to be fully deductible by Concur under Section 162(m) of the Internal Revenue Code. The Compensation Committee approved the CIP on December 15, 2010 and Board approved it on January 18, 2011. Awards made under the CIP prior to stockholder approval will be void if stockholder approval of the CIP is not obtained. Stockholder approval of this Proposal 3 will be effective with respect to all awards granted under the CIP.

Background

The CIP is a plan structured to qualify compensation that is paid under it to executive officers as “performance-based compensation” under federal tax rules applicable to public companies. Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million that is paid during a single year to the company’s Chief Executive Officer or any of the three other most highly compensated executive officers. Performance-based compensation is exempt from this deduction limit if it meets the requirements of Section 162(m), including a requirement that payment of the compensation be contingent upon achievement of performance goals that are established and administered in a manner specified under Section 162(m). In addition, to qualify as performance-based compensation, the compensation (or the plan under which it is granted, including the possible performance goals that may be used) must have been approved by stockholders, there must be a limit on the amount of compensation that may be paid to an employee during a specified period of time, and achievement of the applicable performance goals must be substantially uncertain at the time the individual awards are established. Finally, Section 162(m) imposes certain independence requirements on the members of the Board-level committee administering the performance-based compensation program.

We intend to operate our current cash incentive award programs, including our annual company-wide bonus plan, under the CIP. The annual company-wide bonus plan, which has a performance period that coincides with our fiscal year, is described in more detail in our “Compensation Discussion & Analysis” (beginning on page 30). Operating it under the CIP would allow us to deduct fully amounts paid under it to our named executive officers. To operate the CIP as a plan under which performance-based compensation may be granted, we seek your approval of the performance goals (set forth below) that may be used in connection with the grant of awards under the CIP. Section 162(m) requires that stockholders approve such performance goals every five years. Approval of this Proposal 3 will allow us to grant tax-qualified awards under the CIP until March 15, 2016.

Your approval of this Proposal 3 will constitute approval of the CIP for purposes of Section 162(m), and approval of grants made under our fiscal 2011 company-wide bonus plan to our named executive officers, as described in this Proposal 3.

If our stockholders do not approve this Proposal 3, we will not be able to grant awards that qualify as performance-based compensation under Section 162(m). While we would continue to be permitted to award and pay cash bonuses to our executive officers outside the CIP regardless of whether our stockholders approve this Proposal 3, if our stockholders do not approve this Proposal 3, we might not be able to deduct some or all of the cash bonus amounts paid to executive officers.

General Information on, and Material Terms of, the CIP

The CIP is a component of Concur’s overall strategy to pay its employees for delivering measurable results. The purposes of the CIP are to motivate employees by tying compensation to performance, to reward exceptional performance that supports Concur’s objectives, and to attract and retain top-performing senior executives.

Additional information about amounts paid under the CIP to our named executive officers during our last completed fiscal year are contained in the Summary Compensation Table (page 37) and the Grants of Plan-Based Awards Table (page 38). Additional discussion about the CIP is included in our “Compensation Discussion & Analysis” (beginning on page 30).

The following is a summary of the principal provisions of the CIP. This summary is qualified in its entirety by reference to the full text of the CIP. A copy of the CIP has been filed with the SEC with this proxy statement, and any stockholder who wishes to obtain a copy of the CIP may do so by written request to the Corporate Secretary at Concur’s headquarters in Redmond, Washington.

Performance Goals. To qualify awards as performance-based compensation under Section 162(m), the payment of the value of such awards must be made contingent upon achievement of performance goals approved by the Compensation Committee and our stockholders. The CIP permits us to use one or more of the following performance goals with respect to awards:

•	Net revenue or net revenue growth

•	Operating income, including operating income as adjusted by Concur in publicly reported statements

•	Earnings per share, including earnings per share as adjusted by Concur in publicly reported statements

•	Return on equity

•	Market share

•	Return on investment

•	Cash flow, including cash flow from operations

•	Employee productivity and satisfaction metrics

•	Individual confidential business objectives

•	Earnings before interest, taxes, depreciation and amortization, including earnings before interest, taxes, depreciation and amortization as adjusted by Concur in publicly reported statements

•	Net income, including net income as adjusted by Concur in publicly reported statements

•	Total stockholder return

•	Economic value added

•	Strategic plan development and implementation (including individual performance objectives that relate to achievement of Concur’s or any business unit’s strategic plan)

The Compensation Committee may adjust its evaluation of actual performance under a performance goal to exclude certain events that occur during a performance period such as asset write-downs, currency effects, litigation or claims judgments or settlements, changes in tax law, accounting principles or other laws or regulations affecting reported results, accruals for reorganization or restructuring programs, and other extraordinary non-recurring items described in published accounting rules and/or in Management’s Discussion and Analysis of Financial Conditions and Results of Operations in our annual report to stockholders for the year.

Annual Cash Limit. The maximum aggregate amount of cash awards that may be granted during any single fiscal year to any individual employee is $10,000,000.

Administration. The Compensation Committee administers the CIP. Compensation Committee members must qualify as “outside directors” under Section 162(m) in order for awards under the CIP to qualify as deductible performance-based compensation under the Code. All of our Compensation Committee members meet this requirement. Subject to the terms of the CIP, the Compensation Committee has the discretion to determine the key employees who will receive awards as well as the amounts, terms and conditions of each award, including the performance period and goal(s) that apply to the award and whether or not the goal(s) are achieved. The Compensation Committee may delegate its authority to administer awards to a separate committee or to one or more individuals who are not members of the Compensation Committee, but only with respect to participants whom it believes will not be considered “covered persons” under Section 162(m).

Eligibility. Senior executive officers subject to Section 16 of the Securities Exchange Act of 1934 are eligible to participate in the CIP, as well as other employees who may be designated from time to time by the Compensation Committee. In selecting participants for the CIP, the Compensation Committee will choose those senior executives whom the Compensation Committee believes are most likely to make significant contributions to Concur’s success. The actual number of employees who will receive awards under the CIP cannot be determined in advance because eligibility for participation is in the discretion of the Compensation Committee. As of January 21, 2011, there are eight employees who are executive officers subject to Section 16 of the Exchange Act. Although participation in future years is in the discretion of the Compensation Committee, each executive officer has an interest in Proposal 3. Information about fiscal year 2011 awards is presented below under “New Plan Benefits.”

CIP Awards. Under the CIP, the Compensation Committee will determine the fiscal year or a performance period of some other duration for measuring actual performance. The Compensation Committee will establish for each performance period the performance goals (from among those listed above) that apply and the target levels of required performance, as well as a formula for calculating a participant’s award based on actual performance compared to the pre-established performance goals. The Compensation Committee will establish the performance goals at a time when the outcome of the goal is substantially uncertain in a manner and at such time as is a permitted method of establishing performance goals under Section 162(m) (generally soon after the performance period commences).

The Compensation Committee may set performance periods and performance goals that differ from participant to participant. For example, it may designate performance goals based on either company-wide or business unit or segment results, as appropriate for the participant’s specific responsibilities. The Compensation Committee may also measure the performance goals annually or cumulatively over a period of years or over a period shorter than one year, on an absolute basis, or relative to a pre-established target, to previous years’ results or to a designated comparison group. After the end of each performance period, the Compensation Committee will determine the extent to which the performance goals for each participant were achieved. The Compensation Committee will determine the actual award (if any) for each participant by the level of actual performance achieved. However, the Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula at any time before the award is paid. The Compensation Committee also has discretion to make certain adjustments to take into account certain extraordinary events occurring during the performance period (as described above).

In order to earn and receive payment of an award under the CIP, the participant must be an active employee and on Concur’s payroll on either (a) the last day of the fiscal year (or performance period) to which the award relates or (b) the date of payment or vesting, in each case as specified in the documents governing the specific award. The Compensation Committee may make exceptions to this requirement in the case of retirement, death or disability, or in the case of a corporate change in control, although it may exercise this discretion only if permitted under the requirements applicable to performance-based compensation under Section 162(m).

Awards granted under the CIP are not transferable by a participant, except by will or the laws of descent and distribution.

CIP Amendments and Termination; Stockholder Approval. The Board may amend or terminate the CIP at any time and for any reason. In order to maintain the plan’s qualification under Section 162(m), certain material amendments of the CIP will require stockholder approval. In addition, to maintain qualification of this plan under Section 162(m) with respect to awards granted thereafter, we will be required to obtain stockholder approval of the performance goals no later than March 15, 2016.

CIP Benefits. Because payments of cash awards under the CIP will be determined by comparing actual performance to the performance goals established by the Compensation Committee under this plan, it is not possible to predict the amount of future benefits that will be paid under the CIP for any future performance period. The Summary Compensation Table (beginning on page 37) sets forth the dollar amount of awards that were earned by our named executive officers with respect to our fiscal year 2010.

New Plan Benefits

Target amounts potentially payable under the annual company-wide bonus plan for fiscal year 2011 (which will be subject to the CIP) to our named executive officers, other executive officers, non-executive members of the Board of Directors, and all non-executive officer employees as a group are as follows:

Name and Principal Position	Target Amount ($)
S. Steven Singh, Chief Executive Officer	600,000
Frank Pelzer, Chief Financial Officer	350,000
Rajeev Singh, President and Chief Operating Officer	550,000
Michael Eberhard, Executive Vice President and General Manager, Asia Pacific	190,000
Robert Cavanaugh, Executive Vice President and General Manager, North America	234,000
All executive officers as a group	2,714,000
All non-executive directors as a group	0
All non-executive officer employees as a group	7,773,192	(1)

(1)	The target amount payable under the CIP in fiscal 2011 to all non-executive officer employees as a group is not determinable, so this number reflects the amount that would have been received by or allocated to non-executive officer employees as a group in fiscal 2010 under the company-wide cash bonus plan.

Awards made under the CIP prior to stockholder approval will be void if stockholder approval of the CIP is not obtained.

Federal Income Tax Information

The following is only a summary of the effect of U.S. federal income taxation on participants and Concur with respect to the grant of awards under the CIP. It does not purport to be complete and does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any municipality, state or foreign country in which the participant’s income or gain may be taxable.

Cash awards granted under the CIP will cause the participant to have taxable ordinary income, in the year of receipt, equal to the cash received. Any cash received will be subject to tax withholding by Concur.

Section 409A covers most programs that defer the receipt of compensation to a year following the year in which the recipient first had a vested right to the compensation. It provides rules for elections to defer (if any) and for timing of payouts. There are significant penalties placed on the individual employee for failure to comply with Section 409A. While Section 409A may affect the timing of our withholding obligations, it does not affect our ability to deduct deferred compensation. We operate the CIP in a manner that exempts it from application of Section 409A, although the CIP allows us to offer deferral programs to participants with respect to their plan awards. To the extent we adopt such deferral programs from time to time, we would intend to operate them so that the additional taxes and other penalties provided for under Section 409A would not apply to amounts paid under the CIP.

As discussed above, our purpose in seeking stockholder approval with respect to the CIP under this Proposal 3 is to qualify future CIP awards as performance-based compensation under Section 162(m) so that we may fully deduct amounts paid under these awards.

Recommendation of the Board

The Board of Directors recommends a vote FOR the approval of the Concur 2010 Cash Incentive Plan.

PROPOSAL 4

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2011. The Audit Committee requests that the stockholders ratify its selection of Grant Thornton to serve as Concur’s independent registered public accounting firm for fiscal 2011. Although stockholder ratification of the appointment of Grant Thornton is not required by our Bylaws or otherwise, we are requesting such ratification because we believe it is good corporate practice to do so. If the stockholders do not ratify the appointment of Grant Thornton, the Audit Committee will investigate the reasons for the stockholders’ rejection and the Audit Committee will reconsider, but might not change, its appointment. However, even if the stockholders ratify the appointment of Grant Thornton, the Audit Committee may appoint a different independent registered public accounting firm at any time if it concludes that doing so would be in the best interests of the Company and the stockholders. We expect that one or more representatives of Grant Thornton will be present at the annual meeting, will be able to make a statement if they wish to do so, and will be able to respond to appropriate questions.

Independent Auditor’s Services and Fees

During Concur’s 2009 and 2010 fiscal years, Grant Thornton served as Concur’s independent auditor. The following table presents fees for services rendered by Grant Thornton during those fiscal years:

Type of Fees	Fee Amounts Fiscal Year 2009	Fee Amounts Fiscal Year 2010
Audit Fees	$562,345	$607,574
Audit-Related Fees	628,291	173,139
Tax Fees	24,646	44,853
All Other Fees	0	0

Total	$1,215,282	$825,566

Audit Fees for fiscal years 2009 and 2010 consist of fees paid to Grant Thornton for: (i) the audit of Concur’s annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q; (ii) the audit of Concur’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; (iii) the attestation of management’s report on the effectiveness of internal control over financial reporting; and (iv) services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of Concur’s financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions and investments, and consultations concerning financial accounting and reporting standards.

Tax Fees consist of fees for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal, state and international tax compliance, tax return preparation, and tax audits.

All such services rendered by the independent auditor are permissible under applicable laws and regulations, and were pre-approved by the Audit Committee in accordance with the Audit Committee pre-approval policy described below. The Audit Committee has determined that the provision of these services was compatible with maintaining the auditor’s independence.

Audit Committee Pre-Approval Policy

All audit and non-audit services to be performed for Concur by its independent auditor must be pre-approved by the Audit Committee, or a designated member of the Audit Committee, to assure that the provision of such services do not impair the auditor’s independence. The Audit Committee has delegated interim pre-approval authority to the Chairman of the Audit Committee. Any interim pre-approval of service is required to be reported to the Audit Committee at the next scheduled Audit Committee meeting. The Audit Committee does not delegate its responsibility to pre-approve services performed by the independent auditor to management.

The engagement terms and fees for annual audit services are subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope or other matters. All other audit services not otherwise included in the annual audit services engagement must be specifically pre-approved by the Audit Committee.

Audit-related services are services that are reasonably related to the performance of the audit or review of Concur’s financial statements or traditionally performed by the independent auditor. Examples of audit-related services include employee benefit and compensation plan audits, due diligence related to mergers and acquisitions, attestations by the auditor that are not required by statute or regulation, and consulting on financial accounting/reporting standards. All audit-related services must be specifically pre-approved by the Audit Committee.

The Audit Committee may grant pre-approval of other services that are permissible under applicable laws and regulations and that would not impair the independence of the auditor. All of such permissible services must be specifically pre-approved by the Audit Committee.

Requests or applications for the independent auditor to provide services that require specific approval by the Audit Committee are considered after consultation with management and the auditors. Questions about whether the scope of a proposed service requires specific pre-approval, or is permitted by applicable laws and regulations, are to be referred to the Concur legal department.

Recommendation of the Board

The Board of Directors recommends a vote FOR the ratification of the selection of Grant Thornton LLP as Concur’s independent registered public accounting firm for fiscal 2011.

PROPOSAL 5

ADVISORY VOTE ON COMPENSATION OF EXECUTIVE OFFICERS

General

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of Concur’s executive officers as disclosed in this proxy statement in accordance with applicable SEC rules. This vote, commonly known as a “say-on-pay” vote, provides stockholders with the opportunity to express their views on our executive officers’ compensation. The vote is not intended to address any specific item of our executive compensation, but rather the overall compensation of Concur’s executive officers and the philosophy, policies and practices described in this proxy statement.

As described in the section of this proxy statement entitled “Compensation Discussion and Analysis”, our executive compensation program is designed to attract, retain, and motivate talented individuals with the executive experience and leadership skills necessary for us to increase stockholder value by driving long-term growth in revenue and profitability. We seek to provide executive compensation that is competitive with companies that are similar to Concur. We also seek to provide near-term and long-term financial incentives that reward well-performing executives when strategic corporate objectives designed to increase long-term stockholder value are achieved. We believe that executive compensation should include base salary, cash incentives and equity awards. We also believe that our executive officers’ base salaries should be set at approximately median levels relative to comparable companies, and cash and equity incentives should generally be set at levels that give executives the opportunity to achieve above-average total compensation reflecting above-average company performance. In particular, our executive compensation philosophy is to promote long-term value creation for our shareholders by rewarding improvement in selected financial metrics, and by using equity incentives. Please see our “Compensation Discussion and Analysis” (beginning on page 30) and related compensation tables for detailed information about our executive compensation programs, including information about the fiscal 2010 compensation of our executive officers.

Text of Resolution

“RESOLVED, that Concur’s stockholders approve, on an advisory basis, the compensation of the executive officers, as disclosed in Concur’s proxy statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on Concur, our Board of Directors, or the Compensation Committee of the Board of Directors. Our Board of Directors and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Recommendation of the Board

The Board of Directors recommends a vote FOR the approval of the compensation of each executive officer, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 6

FREQUENCY OF ADVISORY VOTE ON

COMPENSATION OF EXECUTIVE OFFICERS

General

The Dodd-Frank Act also enables stockholders to indicate how frequently Concur should conduct advisory stockholder votes on our executive compensation, such as the vote under Proposal 5 of this proxy statement. On the proxy card or direction card distributed with this proxy statement, stockholders have the opportunity to indicate whether they prefer an advisory vote on executive officer compensation every one, two or three years.

After careful consideration, our Board of Directors has determined that it believes a stockholder advisory vote on executive compensation that is conducted every three years is the appropriate approach for Concur at this time, and therefore the Board of Directors recommends that you vote for a three-year interval for the advisory vote on executive compensation. We believe that the structure of executive compensation arrangements should be in place for a number of years between stockholder advisory votes, in order to allow the Board and stockholders time to evaluate the effectiveness of those arrangements. Concur’s executive compensation philosophy has not changed materially in recent years, and no major changes are contemplated at this time, so future stockholder votes on our executive compensation more frequently than every three years would be unlikely to provide significant guidance to the Board. Finally, we are not aware of any significant stockholder concern about executive compensation matters at Concur and do not wish to burden our annual proxy process with unnecessary procedures.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years, or abstain from voting when you indicate your preference in response to the resolution set forth below.

Text of Resolution

“RESOLVED, that a non-binding advisory vote of Concur’s stockholders to approve, on an advisory basis, the compensation of the executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, be held at an Annual Meeting of the Stockholders, beginning with the 2011 Annual Meeting of the Stockholders, every one year, two years or three years.”

Because this stockholder vote is advisory and not binding on Concur or the Board of Directors in any way, the Board may decide that it is in the best interests of our stockholders and Concur to hold stockholder advisory votes on executive compensation more or less frequently than the option selected by the largest number of our stockholders.

Recommendation of the Board

The Board of Directors recommends a vote of three years for the frequency of stockholder vote to approve the compensation of executive officers.

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented for stockholder action at the annual meeting. However, if other matters do properly come before the meeting or any adjournment or postponement thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of Concur common stock, as of January 10, 2011, by:

•	each person known by Concur to own beneficially more than 5% of the outstanding shares;

•	each member of the Board of Directors;

•	each named executive officer identified in the Summary Compensation Table below; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, the principal address of each of the stockholders listed below is c/o Concur Technologies, Inc., 18400 N.E. Union Hill Road, Redmond, Washington 98052. To our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable and except as otherwise indicated below. Shares of common stock subject to options that are exercisable on or before March 11, 2011 (within 60 days after January 10, 2011) are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person. To determine the number of shares beneficially owned by persons other than our directors, executive officers and their affiliates (if any), we have relied on beneficial ownership reports filed by such persons with the Securities and Exchange Commission.

The percentage of outstanding shares beneficially owned as of January 10, 2011 is based on 52,555,238 shares of common stock outstanding on that date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares
American Express Travel Related Services Company, Inc.	7,680,000	(1)	14.6%
BlackRock, Inc.	3,325,457	(2)	6.3%
S. Steven Singh	1,185,706		2.3%
Rajeev Singh	342,795	(3)	*
Frank J. Pelzer	0		*
John F. Adair	51,997	(4)	*
Michael L. Eberhard	48,350	(5)	*
Robert Cavanaugh	26,760	(6)	*
Jeffrey T. McCabe	53,939	(7)	*
Jeffrey T. Seely	50,812	(8)	*
Gordon Eubanks	50,689	(9)	*
Randall H. Talbot	7,439		*
Edward P. Gilligan	0	(10)	*
All current directors and executive officers as a group (14 persons)	1,923,539	(11)	3.6%

*	Less than 1%

(1)	American Express Travel Related Services Company, Inc. has sole voting and dispositive power with respect to all such shares; its address is 200 Vesey Street, New York, New York 10285.

(2)	BlackRock, Inc. has sole voting and dispositive power with respect to all such shares; its address is 40 East 52nd Street, New York, New York 10022.

(3)	Includes 87,000 shares owned indirectly, as trustee of a grantor retained annuity trust, which is the direct owner of these shares, and 264,075 shares subject to options.

(4)	Includes 35,000 shares subject to options.

(5)	Includes 33,144 shares subject to options.

(6)	Includes 8,550 shares subject to options.

(7)	Includes 45,000 shares subject to options.

(8)	Includes 50,000 shares subject to options.

(9)	Includes 45,000 shares subject to options.

(10)	Edward P. Gilligan waived compensation, including the receipt of Concur common stock, pursuant to American Express Company internal policy.

(11)	Includes 547,314 shares subject to options, including options described in the above footnotes.

EXECUTIVE OFFICERS

The following individuals are our executive officers:

S. Steven Singh, Chief Executive Officer and Chairman of the Board of Directors. S. Steven Singh, age 49, has served as Concur’s Chief Executive Officer since 1996 and as a director since 1993, including service as Chairman of the Board of Directors since September 1999. From 1993 to 1996, Mr. Singh was General Manager of the Contact Management Division at Symantec Corporation, an international technology firm focused on protecting information and computer systems. Mr. Singh serves as Chairman of the NBTA Foundation Board, serves on the board of directors of RightNow Technologies, AdReady, and Washington Roundtable. S. Steven Singh and Rajeev Singh are brothers.

Rajeev Singh, President and Chief Operating Officer. Rajeev Singh, age 42, has been a director of Concur since April 2008. Mr. Singh co-founded Concur in 1993, became Chief Operating Officer in September 2002, and became President in September 2005. Prior to that, he served in various roles at Concur, including the Executive Vice President of Sales, Marketing & Services. Prior to joining Concur, Mr. Singh served roles at Ford Motor Company and General Motors Corporation. Mr. Singh serves on the board of directors of PaySimple, Apptio, and PubliCola, and holds board positions at Partnership for Learning and SeeYourImpact. Rajeev Singh and S. Steven Singh are brothers.

Frank J. Pelzer, Chief Financial Officer. Mr. Pelzer, age 40, joined Concur in May 2010 as its Chief Financial Officer. From 2004 to May 2010, Mr. Pelzer served as a Director and Vice President in the Software Investment Banking group at Deutsche Bank. Prior to that, Mr. Pelzer was a Vice President with Credit Suisse First Boston and a management consultant with Kurt Salmon Associates.

Kyle R. Sugamele, Chief Legal Officer and Corporate Secretary. Mr. Sugamele, age 48, joined Concur in August 2000 as its Vice President, General Counsel and Corporate Secretary and became Chief Legal Officer and Corporate Secretary in September 2005. From 1995 to 2000, Mr. Sugamele served as Vice President, General Counsel, and Corporate Secretary at Cellular Technical Services Company, Inc., a provider of software solutions for the wireless telecommunications industry. From 1991 to 1995, Mr. Sugamele practiced law at the firm of Mundt MacGregor LLP in Seattle. Prior to that time, Mr. Sugamele practiced law at the firm of Graham & Dunn PC in Seattle.

Robert Cavanaugh, Executive Vice President and General Manager, North America. Mr. Cavanaugh, age 41, became Executive Vice President and General Manager, North America, in October 2010. Prior to that, he served in various roles since joining Concur in 1999, including Executive Vice President, Client Development, Executive Vice President, Business Development, Vice President of Business Development, and Senior Director, Consulting Services. Prior to joining Concur, Mr. Cavanaugh held consulting and implementation management positions at Seeker Software and Ceridian Corporation. Mr. Cavanaugh served as an officer in the United States Army Reserve from 1991 to 2000.

Michael L. Eberhard, Executive Vice President and General Manager, Asia Pacific. Mr. Eberhard, age 45, joined Concur in 2003 as its Vice President of Large Market Sales, became Executive Vice President, North American Sales in 2005, became Executive Vice President, Worldwide Sales and Business Development in September 2007, and became Executive Vice President and General Manager, Asia Pacific, in October 2010. Prior to joining Concur, Mr. Eberhard held executive and sales leadership positions at Xign Corporation, a provider of electronic invoice presentment and payment services, Ariba Inc., a provider of spend management solutions, PeopleSoft, a provider of enterprise application software, and Dun & Bradstreet Software Services Inc., a distributor of software for financial, human resources, distribution, and manufacturing applications.

Barry Padgett, Executive Vice President and General Manager, Europe. Mr. Padgett, age 39, became Executive Vice President and General Manager of Europe in October 2010. Since joining Concur in 1997, he has served in various roles including Vice President of International Sales and Marketing, Director of Concur’s Asia Pacific region, Director of Business Development, and Director of Consulting Services.

John Torrey, Executive Vice President, Corporate Development. Mr. Torrey, age 38, joined Concur in October 2007 and serves as Executive Vice President of Corporate Development. Prior to joining Concur, he was an equity research analyst at Adams Harkness, Credit Suisse First Boston Technology Group, and Montgomery & Co., where he was also Director of Research. Mr. Torrey began his career at PricewaterhouseCoopers, where he was a senior manager in the firm’s national office and corporate and operations strategy consultant. Mr. Torrey serves on the board of directors of RideCharge, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for:

•	Steve Singh, our Chief Executive Officer;

•	Frank Pelzer, our Chief Financial Officer;

•	John Adair, our former Chief Financial Officer;

•	Rajeev Singh, our President and Chief Operating Officer;

•	Michael Eberhard, our Executive Vice President and General Manager, Asia Pacific; and

•	Robert Cavanaugh, our Executive Vice President and General Manager, North America.

Throughout this Compensation Discussion and Analysis and the related compensation tables that follow, we refer to these executives collectively as our named executive officers.

In this section we provide an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide. We also explain how the Compensation Committee and Board of Directors arrived at specific compensation policies and decisions involving our named executive officers during 2010. This discussion is intended to provide the context necessary to understand the compensation of these named executive officers, which is detailed in the tables and narratives that follow.

Executive Compensation Objectives and Philosophy

We operate in a competitive business environment that is constantly reshaped by technological advances, evolving market requirements and emerging competitors. To thrive in this environment, we must continue to establish on-demand computing as a long-term service delivery and business model, develop new services and technologies, identify and implement effective business strategies, and demonstrate an ability to capitalize on new business opportunities. To do so, we need to have a highly talented and seasoned leadership team of technical and business professionals. We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have employed a compensation philosophy of offering our executives competitive compensation packages that are focused on long-term value creation and rewarding them for achieving our financial and strategic objectives.

Our executive compensation program is designed to attract, retain, and motivate talented individuals with the executive experience and leadership skills necessary for us to increase stockholder value by driving long-term growth in revenue and profitability. We seek to provide executive compensation that is competitive with companies that are similar to Concur. We also seek to provide near-term and long-term financial incentives that reward well-performing executives when strategic corporate objectives designed to increase long-term stockholder value are achieved. We believe that executive compensation should include base salary, cash incentives and equity awards. We also believe that our executive officers’ base salaries should be set at approximately median levels relative to comparable companies, and cash and equity incentives should generally be set at levels that give executives the opportunity to achieve above-average total compensation reflecting above-average company performance. In particular, our executive compensation philosophy is to promote consistent long-term value creation for our shareholders by rewarding long-term growth in selected financial metrics, along with equity incentives.

Our Executive Compensation Peer Group

In determining the components of executive compensation and the amounts of salary, bonus, and equity-based compensation for executives, the Compensation Committee reviews compensation data for selected comparable companies and assesses the historical performance and prospects of those companies relative to Concur’s performance and prospects.

For fiscal 2010 the Compensation Committee established a peer group for executive compensation purposes, consisting of publicly traded software companies and selected software-as-a-service companies. Software companies with annual revenues in the range of $212 million to $382 million were included in the group, except for those that had been acquired since the date of their last proxy statement, and software-as-a-service companies with annual revenues over $150 million were included. Our Chief Executive Officer and other members of management provided input on the selection of peer group companies, and the Compensation Committee made the final determination of which companies to include. Executive compensation information for the peer group companies was compiled by management from proxy statements and other public filings.

The fiscal 2010 peer group included the following 18 companies:

•	Advent Software Inc.

•	Ariba, Inc.

•	Blackbaud, Inc.

•	Blackboard Inc.

•	Commvault Systems Inc.

•	DealerTrack Holdings, Inc.

•	Deltek, Inc.

•	Dynamic Digital Depth, Inc.

•	Epiq Systems Inc.

•	JDA Software Group, Inc.

•	Kenexa Corporation

•	Manhattan Associates, Inc.

•	Radiant Systems Inc.

•	S1 Corporation

•	Skillsoft Public Limited Co.

•	Taleo Corporation

•	Ultimate Software Group, Inc.

•	WebSense, Inc.

For fiscal 2010, the goal of the Compensation Committee and the Board was to provide executive officer compensation generally in alignment with similar positions at comparable companies. The Compensation Committee and the Board also noted that Concur’s financial performance for the prior fiscal year, and its expected performance for fiscal 2010, were significantly better than the performance of the peer group companies. In order to encourage above-average corporate financial performance, the Compensation Committee and the Board chose to emphasize executive compensation weighted toward incentive compensation.

Components of Our Executive Compensation Program

The key elements of our named executive officer compensation program for fiscal 2010 were:

•	base salary;

•	cash incentive; and

•	equity incentive.

The Compensation Committee and the Board believe that these elements, which Concur has used for many years and are common in the technology industry, are appropriate components of our executive compensation program.

Generally, the Compensation Committee and the Board believe that the following components of executive compensation should be set at the following approximate percentiles for comparable positions at peer group companies:

Component	Percentile
Base salary	50th
Total cash compensation (base salary and cash incentive)	75th
Total compensation (base salary, cash incentive and equity incentive)	90th

The Compensation Committee and the Board set the ranges for 2010 incentive compensation significantly higher than the median among the peer group in recognition of the fact that Concur out-performed its peer group companies in fiscal 2009 year and was expected to do so again in fiscal 2010, and performance of this nature should result in above-average total compensation for our executives. However, the Compensation Committee and the Board also recognized that individual circumstances requires adjustment of one or more components of compensation for individual executives to reflect individual prior-year performance or to accommodate positions for which peer roles were difficult to establish.

Base Salaries

Base salaries are used to compensate our executive officers for serving as the senior members of our management team, regardless of stockholder returns or our performance relative to our financial objectives. Salaries also serve an important retention function.

In determining appropriate base salaries for executives in fiscal 2010, the Compensation Committee and the Board considered the peer group 50th percentile data and made subjective assessments of each executive officer’s position, experience, responsibilities, performance and work location. As a result of these considerations, the Compensation Committee and the Board set annual base salaries for our named executive officers that were at approximately the 50th percentile of comparable company data for our named executive officers, including our Chief Executive Officer. Mr. Cavanaugh’s base salary was set at $265,000, which is below the 25th percentile of peer group data.

Annual Cash Incentives

Annual cash incentives are intended to motivate our executives to achieve pre-established corporate financial or operational goals that we expect to increase long-term shareholder value. Whether a named executive officer receives a bonus under these arrangements, and the amount of that bonus, depends primarily on our performance relative to company-wide financial objectives. The Compensation Committee and the Board believe that company-wide incentives foster teamwork among senior management and throughout the company, and that consistently achieving better-than-expected financial results increases stockholder value and should be reflected in superior executive compensation. Under the company-wide annual cash incentive plan, if we achieve results that are below the target level, then our executives receive proportionately lower bonuses, while results above the target level result in larger bonuses (up to double the target bonus amount).

In determining the target annual cash bonus for each named executive officer, the Compensation Committee and the Board considered the comparable data for annual cash incentives (target and actual) from the peer group companies. For fiscal 2010, the Compensation Committee and the Board targeted total cash compensation (including base salary and cash incentive compensation) at approximately the 75th percentile of the peer group data. The Compensation Committee and the Board considered the position, experience, responsibilities, other compensation, and performance of each executive officer, together with the peer group compensation data, based on the recommendations provided by the Chief Executive Officer. As a result, the on-target total cash compensation of our named executive officers was approximately the 75th percentile for four of our named executives, including Mr. Steven Singh; Mr. Cavanaugh’s target total cash compensation was set below the 50th percentile of peer group data.

For fiscal 2010, the targeted annual cash incentives for our named executive officers (at 100% of target) was approximately 120% of base salary for Mr. Steven Singh, 122% of base salary for Mr. Rajeev Singh, and 64% of base salary for Mr. Pelzer. Mr. Cavanaugh and Mr. Eberhard were compensated under separate cash incentive plans, as described below. The Board established higher incentive compensation levels for Mr. Steven Singh and Mr. Rajeev Singh than for Mr. Pelzer because Mr. Pelzer did not join the Company until May 2010.

Based on recommendations from the Chief Executive Officer, the Compensation Committee and the Board selected fiscal 2010 non-GAAP pre-tax earnings per share as the metric that would determine annual cash bonuses for the named executive officers for fiscal 2010. The Compensation Committee and the Board selected this metric to link bonuses to a broad measure of our overall financial performance for the year. Executives could earn 100% of their target cash bonuses only if the target non-GAAP pre-tax earnings objective was achieved. Executives could earn higher bonuses if the target objective was exceeded, up to a maximum cash bonus for each named executive officer equal to double his target cash bonus, and proportionately lower bonuses if the target objective was not achieved. In alignment with Concur’s business outlook for fiscal 2010, the Board set $1.27 non-GAAP pre-tax earnings per share as a level at which the target bonus would be earned, subject to certain adjustments, and it set a level (140% of the target objective, as adjusted) at which the maximum bonus could be earned. Ultimately we achieved non-GAAP pre-tax earnings per share of $1.21, which was approximately 104% of target, taking into consideration adjustments to eliminate the impact of Concur’s offering of convertible senior notes during fiscal 2010 as approved by the Board, resulting in our named executive officers earning approximately 110% of their target cash bonus amounts for fiscal 2010.

For fiscal 2010, Mr. Eberhard was compensated under a sales commission plan rather than our company-wide cash incentive program. Because Mr. Eberhard’s position primarily involved responsibility for the revenue-generating efforts by our sales, pre-sales, and business development groups, the Compensation Committee and the Board believed that it was appropriate to tie his annual cash incentive to revenue-generating efforts, rather than to our overall financial performance for the fiscal year. For this reason, Mr. Eberhard was paid a monthly sales commission based on achievement of sales during the relevant monthly period at a fixed commission rate for all sales up to an annual sales target established by Concur for fiscal 2010. To incentivize achievement in excess of such annual sales target, the fixed commission rate is increased by a factor of one and one-half times for all sales in excess of the annual sales target. In calculating the monthly sales commission, the fixed commission rate generally is applied against the value of signed contracts in terms of annualized recurring revenue and one-time fees. Mr. Eberhard’s target sales commissions for fiscal 2010 was approximately 110% of his base salary if he achieved his annual sales target. There were no minimum or maximum sales commissions that could have been earned by Mr. Eberhard in fiscal 2010.

For fiscal 2010, Mr. Cavanaugh was compensated under a sales commission plan rather than our company-wide cash incentive program. Because Mr. Cavanaugh’s position primarily involved responsibility for the revenue-generating efforts by our client development groups, the Compensation Committee and the Board believed that it was appropriate to tie his annual cash incentive to revenue-generating efforts, rather than to our overall financial performance for the fiscal year. For this reason, Mr. Cavanaugh was paid a monthly sales commission based on achievement of sales during the relevant monthly period at a fixed commission rate for all sales up to an annual sales target established by Concur for fiscal 2010. To incentivize achievement in excess of such annual sales target, the fixed commission rate is increased by a factor of one and one-half times for all sales in excess of the annual sales target. In calculating the monthly sales commission, the fixed commission rate generally is applied against the value of signed contracts in terms of annualized recurring revenue and one-time fees. Mr. Cavanaugh’s target sales commissions for fiscal 2010 were approximately equal to his base salary if he achieved his annual sales target. There were no minimum or maximum sales commissions that could have been earned by Mr. Cavanaugh in fiscal 2010.

Equity Incentives

Equity incentive compensation is intended primarily to motivate our executives to pursue strategies that increase stockholder value over the long term, and secondarily to help retain executives. In fiscal 2010, our equity incentive took the form of grants of restricted stock units under our stockholder-approved 2007 Equity Incentive Plan. Through fiscal 2006, we used stock options as our primary form of equity incentive. Equity awards generally vest over four years, which the Compensation Committee and the Board believe encourages retention of key leadership while aligning their interests with the interest of stockholders with respect to business growth and stock price appreciation.

In determining equity awards for each named executive officer, the Compensation Committee and the Board consider the equity compensation practices of the peer group companies, including stock dilution, and the equity compensation for comparable positions among the peer group companies. For fiscal 2010, the Compensation Committee and the Board determined that total compensation (including base salary, cash incentive compensation and equity compensation) should generally be approximately the 90th percentile of total compensation value among our peer group companies.

While the Compensation Committee reviews the realized or unrealized value of prior equity awards, it determines the annual target economic value of equity awards with reference to our peer group benchmark. The Compensation Committee believes that annual equity awards effectively create strong incentives to drive future stockholder return.

Restricted Stock Units. We grant restricted stock units to link executive officer compensation directly to the value of our common stock, to encourage increasing stockholder value over the long term, and to promote executive officer retention. Our restricted stock units are subject to performance-based vesting as well as time-based vesting. Restricted stock units that are subject to time-based vesting generally vest in four equal annual installments on the anniversary of the grant date, when the executive receives shares with value equivalent to the value of our shares on that date, net of tax withholding. Restricted stock units reward the executive to the extent of the full value of the shares, so the executive earns more compensation if our stock price increases, while being assured of some compensation if our stock price stays steady or declines over the period of the award, which helps retain executive officers during times when our stock price declines.

In determining the size of restricted stock unit grants to named executive officers, the Compensation Committee and the Board considered the current value of our common stock, stock dilution, equity compensation practices of the peer group companies, and other forms of equity-based incentive compensation (such as stock options). The Compensation Committee and the Board assessed our executive officers’ outstanding equity awards relative to the peer group data, and considered the dilutive impact of equity awards. After these considerations, in fiscal 2010 the Compensation Committee and the Board granted the named executive officers an aggregate of 231,000 restricted stock units, or approximately 0.44% of our total shares outstanding. The total compensation for our named executive officers in fiscal 2010 was in the range of approximately the 90th percentile of peer group total compensation for each of our named executive officers.

Stock Options. Prior to fiscal 2007, we awarded stock options to executives in order to link named executive officer compensation to increases in the price of our common stock, which reflects increased stockholder value. All stock options to executive officers were granted with an exercise price equal to or greater than the market price of our stock on the grant date, and typically vest over four years. Stock options therefore compensate our executive officers only if our stock price increases after the date of grant and the executive officer remains employed for the period required for the stock option to become exercisable. The Board considers stock options an effective incentive tool because they motivate named executive officers to increase stockholder value. However, beginning in fiscal 2007, the Board determined that restricted stock unit awards were preferable because they cause less dilution to stockholders as fewer shares would be issued upon settlement of a restricted stock unit award than upon exercise of a stock option of equivalent value. The Board did not grant any stock options to named executive officers in fiscal 2010.

Severance and Change-in-Control Agreements

We have no “change-in-control” agreements with our named executive officers that would entitle them to severance benefits in the event of a change in control of Concur, such as a tender offer or merger resulting in Concur being acquired by another company.

Beginning in fiscal 2008, our grants of restricted stock units to named executive officers provide that all covered unvested shares automatically vest in the event of a change in control of Concur (often referred to as “single-trigger” acceleration). Historically, our restricted stock units and stock options held by named executive officers generally provided that vesting under the award would only accelerate if within 12 months after a change in control the employee’s employment with the successor entity is terminated without cause, or the successor entity effects a material adverse change in the employee’s responsibilities, or the successor entity reduces the employee’s base salary (often referred to as “double-trigger” acceleration). Under these agreements, the term “cause” generally means willfully engaging in gross misconduct that is materially and demonstrably injurious to Concur, a willful act of dishonesty intended to result in substantial gain or personal enrichment at the expense of Concur, or a willful and continued failure to substantially perform duties for Concur or its successor after we (or our successor or the surviving entity) deliver a written demand for substantial performance to the officer provided that this demand specifically identifies how we (or our successor or the surviving entity) believe that the officer has not substantially performed his or her duties.

The Compensation Committee and Board made this change because they believe that retention of our executive officers is particularly important if there is a prospect of a change in control. The Compensation Committee and Board therefore determined, beginning in fiscal 2008, to include such single-trigger acceleration of vesting provisions in restricted stock unit awards for named executive officers, to encourage them to remain with Concur with minimal distraction over how a change in control might affect them personally. The same single-trigger acceleration is generally provided for in restricted stock units for other employees as well, beginning in fiscal 2008.

Equity Award Procedures

All restricted stock units and stock options are approved by our Compensation Committee and the independent members of our Board, but the Compensation Committee and Board have delegated to the Chief Executive Officer the authority to make equity awards to employees who are not executive officers, within certain limitations on aggregate grants and specific award terms. Stock options approved by the Compensation Committee and the Board are required to be granted not earlier than the date of approval, and at an exercise price not less than the fair market value of our common stock on the date of grant. Except in the case of a promoted or new executive officer, equity awards to executive officers are typically approved annually when annual grants are made to other key employees.

Tax Considerations

Section 162(m) of the Code generally limits to $1,000,000 the amount of compensation for certain highly compensated officers that we may deduct for federal income tax purposes in any one year. The Compensation Committee and Board determined not to limit our executive compensation to amounts that are deductible under Section 162(m). However, in fiscal 2010, the Compensation Committee granted annual cash-based incentive awards, performance-based restricted stock units, and options that were intended to qualify as “performance-based compensation” within the meaning of Section 162(m) and therefore exempt from the deduction limit.

However, the Compensation Committee and the Board granted certain restricted certain stock units that were not granted, and will not vest, based on pre-determined performance objectives meeting the requirements of Section 162(m). Therefore, for certain named executive officers, the value of that restricted stock unit when it vests will count toward the $1,000,000 deductibility limit under Section 162(m). The Compensation Committee and Board determined that such restricted stock units are nonetheless a valuable retention tool and important component of the overall compensation program for our named executive officers.

COMPENSATION RISK ASSESSMENT

In establishing and reviewing our overall compensation program, the Compensation Committee considers whether the program and its various elements encourage or motivate executives or other employees to take inappropriate risks, or introduce excessive business risk. At the direction of the Compensation Committee, we reviewed our compensation practices and policies and our findings were presented to the Compensation Committee for consideration. After consideration of the information presented, the Compensation Committee concluded that our compensation programs, including our executive compensation program, do not encourage excessive risk taking by our executives or other employees. As a result, we concluded that our employee compensation program does not create risk that is reasonably likely to have a material adverse effect on Concur.

EXECUTIVE COMPENSATION

The following table lists the annual compensation for our Chief Executive Officer, each person who served as our Chief Financial Officer in fiscal 2010, and the three other most-highly compensated persons serving as executive officers as of September 30, 2010 (collectively, “named executive officers”).

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation(2) ($)	Total ($)
S. Steven Singh, Chief Executive Officer and Chairman of the Board of Directors	2010	483,333	3,131,250	0	619,685	(4)	1,378	4,235,646
	2009	450,000	1,350,000	0	837,500	(4)	1,369	2,638,869
	2008	431,250	1,146,375	0	837,500	(4)	1,470	2,416,595

Frank J. Pelzer, Chief Financial Officer	2010	130,000	1,795,200	0	0		126	1,925,326

John F. Adair, former Chief Financial Officer (3)	2010	325,024	0	0	309,843	(4)	948	635,815
	2009	307,518	112,500	0	213,563	(4)	939	634,520
	2008	248,751	436,723	0	213,563	(4)	1,040	900,077

Rajeev Singh, President and Chief Operating Officer	2010	433,333	2,505,000	0	619,685	(4)	2,978	3,560,996
	2009	400,000	1,012,500	0	770,500	(4)	2,969	2,185,969
	2008	380,000	985,546	0	770,500	(4)	3,070	2,139,116

Michael L. Eberhard, Executive Vice President and General Manager, Asia Pacific	2010	296,708	1,195,880	0	206,623	(5)	388	1,699,599
	2009	281,186	630,000	0	186,457	(5)	379	1,098,022
	2008	262,496	655,085	0	221,846	(5)	480	1,139,907

Robert Cavanaugh, Executive Vice President and General Manager, North America	2010	258,702	1,195,880	0	202,598	(6)	388	1,657,568
	2009	243,749	658,125	0	232,953	(6)	379	1,135,206

(1)	Represents the aggregate grant date fair value of equity awards calculated in accordance with ASC Topic 718, Stock Compensation.

(2)	Reflects life insurance and accidental death and disability premiums paid by Concur for the benefit of the named executive officer.

(3)	Mr. Adair served as our Chief Financial Officer through May 17, 2010.

(4)	Reflects amounts paid pursuant to our company-wide bonus plans.

(5)	Reflects sales commissions paid pursuant to Mr. Eberhard’s sales commission plan.

(6)	Reflects sales commissions paid pursuant to Mr. Cavanaugh’s sales commission plan.

Grants of Plan-Based Awards During Fiscal Year

The following table shows all plan-based awards granted to our named executive officers during fiscal 2010. The restricted stock unit awards are also reported in the “Outstanding Equity Awards at Fiscal Year-End” table in this proxy statement.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)		Grant Date Fair Value of Stock and Option Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)

S. Steven Singh	7/1/2010	—	600,000	1,200,000	75,000	(6)	3,131,250
	4/13/2010				75,000	(5)	3,203,250

Frank J. Pelzer	7/15/2010	—	225,000	450,000	40,000	(4)	1,795,200

John F. Adair	n/a	—	0	0	0		0

Rajeev Singh	7/1/2010	—	550,000	1,100,000	60,000	(6)	2,505,000
	4/13/2010				60,000	(5)	2,562,600

Michael L. Eberhard	4/13/2010	—	310,000	—	28,000	(4)	1,195,880

Robert Cavanaugh	4/13/2010	—	265,000	—	28,000	(4)	1,195,880

(1)	The amounts in this column reflect amounts payable pursuant to our pursuant to our fiscal company-wide bonus plan, except for amounts payable to Mr. Eberhard and Mr. Cavanaugh pursuant to sales commission plans. For a description of our company-wide bonus plan as it pertains to the named executive officers, and for a description of Mr. Eberhard’s and Mr. Cavanaugh’s sales commission plans, see “Compensation Discussion and Analysis”. There is no minimum or maximum amount that Mr. Eberhard or Mr. Cavanaugh may receive under their respective sales commission plans.

(2)	The amounts in this column reflect restricted stock units granted during fiscal 2010. For a description of our restricted stock unit awards pertaining to the named executive officers, see “Compensation Discussion and Analysis”. There are no threshold, target, or maximum amounts for these restricted stock unit grants, which vest in accordance with a time-based vesting schedule, except for the July 1, 2010 award granted to Mr. Steven Singh and the July 1, 2010 award granted to Mr. Rajeev Singh, each of which included a performance target based on revenues and a time-based vesting schedule if the performance-based target is achieved.

(3)	The amounts in this column represent the grant date fair value, computed in accordance with ASC Topic 718, of each restricted stock unit award granted to the named executive officer in fiscal 2010.

(4)	These restricted stock unit awards vest in accordance with a four-year vesting schedule under which 25% of the award vested on January 15, 2011 and 25% of the award will vest on January 15 in each of the next three successive years.

(5)	These restricted stock unit awards were terminated effective July 2, 2010.

(6)	These restricted stock unit awards vest as follows: vesting of the shares granted are contingent upon our achievement of at least $230 million of total revenue during the period from May 1, 2010 through February 28, 2011 and, upon satisfaction of such contingency, the shares granted will vest 25% on March 15, 2011 and vest 25% annually thereafter on each March 15 over the next three years thereafter.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by our named executive officers at the end of fiscal 2010. The restricted stock unit awards granted in fiscal 2010 and their respective grant dates and vesting periods are also reported in the “Grants of Plan-Based Awards During Fiscal Year” table in this proxy statement.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (1) (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)
S. Steven Singh	0	—	—	—	138,750	6,859,800

Frank J. Pelzer	0	—	—	—	40,000	1,977,600

John F. Adair	19,668	—	12.89	12/29/2015	10,892	538,500
	15,332	—	12.89	12/29/2015

Rajeev Singh	25,000	—	1.1094	12/29/2010	109,869	5,431,923
	66,075	—	0.85	11/9/2011
	40,803	—	1.78	10/1/2012
	34,197	—	1.78	10/1/2012
	11,556	—	1.78	10/1/2012
	4,444	—	1.78	10/1/2012
	3,492	—	11.20	3/31/2014
	10,508	—	11.20	3/31/2014
	9,983	—	7.86	1/21/2015
	30,017	—	7.86	1/21/2015
	3,752	—	11.20	1/21/2015
	36,248	—	11.20	1/21/2015
	59,430	—	12.89	12/29/2015
	10,570	—	12.89	12/29/2015

Michael L. Eberhard	32,415	—	12.04	9/3/2013	61,135	3,022,514
	729	—	7.86	1/21/2015
	6551	—	12.89	12/29/2015

Robert Cavanaugh	5,738	—	12.89	12/29/2015	60,651	2,998,585
	2,812	—	12.89	12/29/2015

(1)	Stock options become exercisable 25% upon the one-year anniversary of the grant date, then in 36 equal monthly installments thereafter.

(2)	Amounts shown are based on the closing per share price of Concur’s common stock on September 30, 2010, which was $49.44.

Options Exercises and Stock Vested During Fiscal Year

The following table shows all stock options that were exercised and restricted stock units that settled (on a net basis), and the aggregate value that was realized on those exercises or settlements, by each of the named executive officers during fiscal 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting (3) ($)

S. Steven Singh	595,000	22,007,266	21,884	959,180

Frank J. Pelzer	0	0	0	0

John F. Adair	186,372	7,823,312	5,073	227,171

Rajeev Singh	152,212	6,102,299	24,908	1,097,633

Michael L. Eberhard	53,676	1,791,079	11,482	505,633

Robert Cavanaugh	20,000	613,800	9,826	427,461

(1)	Based on the market price on the day of exercise less the option exercise price payable per share.

(2)	The amount acquired reflects the number of restricted stock units that vested on the vesting date, net of tax withholding.

(3)	Based on the market price on the vesting date.

Severance and Change of Control Benefits

Our equity plans provide that the vesting of equity awards for all employees accelerate in the event the equity awards are not assumed, continued or substituted by the surviving or acquiring company following specified corporate transactions, including a sale or other disposition of more than 50% of our outstanding securities, a sale or disposition of all or substantially all of our assets, a merger or consolidation after which we are not the surviving corporation, or a merger or consolidation after which we are the surviving corporation, but our outstanding shares are converted into other property.

Since fiscal 2008, our grants of restricted stock units to named executive officers provide that all covered unvested shares automatically become vested in the event of a change in control of Concur (often referred to as “single-trigger” acceleration). Historically, our restricted stock units and stock options held by named executive officers generally provided that vesting under the award would only accelerate if within 12 months after a change in control the employee’s employment with the successor entity is terminated without cause, or the successor entity effects a material adverse change in the employee’s responsibilities, or the successor entity reduces the employee’s base salary (often referred to as “double-trigger” acceleration). Under these agreements, the term “cause” generally means willfully engaging in gross misconduct that is materially and demonstrably injurious to Concur, a willful act of dishonesty intended to result in substantial gain or personal enrichment at the expense of Concur, or a willful and continued failure to substantially perform duties for Concur or its successor after we (or our successor or the surviving entity) deliver a written demand for substantial performance to the executive officer provided that this demand specifically identifies how we (or our successor or the surviving entity) believe that the executive officer has not substantially performed his or her duties.

The table below presents estimated payments and benefits that would have been provided to each of our named executive officers assuming their respective terminations as of September 30, 2010. In addition to the benefits described in the table below, upon termination of employment the named executive officers may also be eligible for other benefits that are generally available to all salaried employees, such as life insurance, long-term disability, and 401(k) benefits.

	S. Steven Singh	Frank J. Pelzer	John F. Adair	Rajeev Singh	Michael L. Eberhard	Robert Cavanaugh
Termination after Change of Control:
Severance	—	—	—	—	—	—
Acceleration of unvested restricted stock units as of September 30, 2010 (1)	$6,859,800	$1,977,600	$538,500	$543,923	$3,022,514	$2,998,585
Acceleration of unvested options as of September 30, 2010 (1)	0	0	0	0	0	0

Total	$6,859,800	$1,977,600	$538,500	$543,923	$3,022,514	$2,998,585

Voluntary Retirement:
	—	—	—	—	—	—

Involuntary Termination:
	—	—	—	—	—	—

(1)	Amounts shown represent acceleration of vesting triggered by a termination event after a change of control, based on $49.44 per share, which was the closing price of our common stock on September 30, 2010.

COMMITTEE REPORTS

Notwithstanding anything to the contrary set forth in any of Concur’s previous filings under the Securities Act of 1933, and the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report and Audit Committee Report, shall not be incorporated by reference in any such filings.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with Concur’s management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

COMPENSATION COMMITTEE

Gordon Eubanks
Jeffrey T. McCabe
Randall H. Talbot

Audit Committee Report

The Audit Committee of the Board of Directors has reviewed and discussed with management and the independent auditor the audited consolidated financial statements of Concur as of and for the fiscal year ended September 30, 2010.

The Audit Committee discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61, entitled, “Communication with Audit Committees,” as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent auditor and the Audit Committee’s review of the representations of management and the report of the independent auditor to the Audit Committee, the Audit Committee approved the inclusion of the audited consolidated financial statements referred to above in Concur’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 filed with the United States Securities and Exchange Commission.

AUDIT COMMITTEE

Jeffrey T. Seely
Gordon Eubanks
Jeffrey T. McCabe

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee of the Board of Directors is responsible for review, approval, or ratification of “related-person transactions” between Concur or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year, and the immediate family members of these persons. Concur has adopted procedures that apply to any transaction or series of transactions in which Concur or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. Potential transactions involving related persons are reviewed by Concur’s disclosure controls committee. The disclosure controls committee considers whether a transaction may constitute a “related-person transaction” and, if so, any such transaction is forwarded to the Audit Committee for review. The Audit Committee determines whether any such transaction constitutes a “related-person transaction” and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. There were no “related person transactions” identified in fiscal 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, Concur’s directors and officers, and any persons who own more than 10% of Concur’s common stock, are required under Section 16(a) of the Securities Exchange Act of 1934 to file initial reports of ownership and reports of changes in ownership with the SEC. Specific due dates have been established by the SEC, and Concur is required to disclose in this proxy statement any failure to file by those dates. Based solely upon its review of the copies of such reports for fiscal 2010 as furnished to Concur and written representations from Concur’s directors and officers, Concur believes that all directors, officers, and greater-than-10% beneficial owners have made all required Section 16(a) filings on a timely basis for such fiscal year.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all directors, officers, and employees of Concur, as required by applicable securities laws and the rules of the SEC and listing standards of The NASDAQ Stock Market. A copy of the Code of Business Conduct and Ethics is posted on our Internet website at www.concur.com.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Stockholder proposals intended to be presented at Concur’s 2012 Annual Meeting of Stockholders must be received by Concur at its principal executive offices no later than September 30, 2011, in order to be included in Concur’s proxy materials relating to that meeting. Stockholders wishing to bring a proposal before the 2012 Annual Meeting of Stockholders (but not include it in Concur’s proxy materials) must provide such proposal in writing to Concur no later than January 14, 2012, nor earlier than December 15, 2011, to the attention of Corporate Secretary, 18400 N.E. Union Hill Road, Redmond, Washington 98052. In addition, stockholders must comply with the procedural requirements in Concur’s bylaws, which are on file with the SEC and may be obtained from Concur.

STOCKHOLDER COMMUNICATIONS

We do not have a formal process by which stockholders may communicate directly with members of our Board of Directors. We believe that an informal process, in which any communication sent to the Board of Directors in care of the Chief Executive Officer, Corporate Secretary, or other executive officer of Concur is generally to be forwarded to the Board of Directors, serves the needs of the Board and our stockholders. All stockholder communications that are received by executive officers for the Board’s attention are forwarded to the Board. In view of SEC disclosure requirements relating to this issue, the Nominating and Corporate Governance Committee may in the future consider adoption of more specific procedures. Until such other procedures are adopted and posted on our Internet website at www.concur.com, any communications to the Board of Directors should be sent to it in care of Corporate Secretary, 18400 N.E. Union Hill Road, Redmond, Washington 98052. In addition, copies of Concur’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC, are available without charge. For copies of those reports, and for further information about Concur, contact Investor Relations, 18400 N.E. Union Hill Road, Redmond, Washington 98052 or visit our Internet website a www.concur.com.

By Order of the Board of Directors of Concur Technologies, Inc.

S. Steven Singh
Chief Executive Officer and Chairman of the Board

ANNUAL INFORMATION

The following information is provided pursuant to Rule 14a-3 under the Securities Exchange Act of 1934. Other information required under such rule is included in this proxy statement and in our Annual Report on Form 10-K that is distributed with this proxy statement.

Market Information

Our common stock is traded on the NASDAQ Global Select Market under the symbol “CNQR.” The following table sets forth the range of the high and low sales prices by quarter as reported on the NASDAQ Global Select Market for the years ended September 30, 2009, and September 30, 2010.

	Fiscal year ended September 30, 2009		Fiscal year ended September 30, 2010
	High	Low	High	Low
First Quarter	$38.38	$19.52	$44.01	$34.99
Second Quarter	$34.45	$17.82	$44.57	$37.41
Third Quarter	$34.37	$18.55	$45.88	$37.52
Fourth Quarter	$40.56	$28.21	$52.17	$41.17

Stock Performance Graph

General

The following graph compares (i) the cumulative total stockholder return on the common stock from September 30, 2005 to September 30, 2010 (measured by the difference between closing prices on each such date) with (ii) the cumulative total return of the NASDAQ Global Market Index and the NASDAQ Computer & Data Processing Index over the same period, assuming the investment of $100 in the common stock and in both of the other indices on September 30, 2005, and reinvestment of all dividends.

Comparison of Cumulative Total Return

	September 30, 2005	September 30, 2006	September 30, 2007	September 30, 2008	September 30, 2009	September 30, 2010
Concur Technologies	$100.00	$117.92	$138.70	$300.48	$364.73	$379.03
NASDAQ Global Market Index	$100.00	$114.14	$120.35	$142.45	$112.31	$90.13
NASDAQ Computer & Data Processing Index	$100.00	$114.62	$125.78	$150.45	$125.40	$133.66

Appendix A

CONCUR TECHNOLOGIES, INC.

2007 EQUITY INCENTIVE PLAN1

1. PURPOSE. The purpose of the Concur Technologies, Inc. 2007 Equity Incentive Plan (the “Plan”) is to provide incentives to attract, retain and motivate eligible persons, whose present and potential contributions are important to the success of the Company and its Subsidiaries, by offering them an opportunity to participate in the Company’s future performance through awards of Options, Restricted Stock, Stock Bonuses, Stock Appreciation Rights (“SARs”) and Restricted Stock Units (“RSUs”). Capitalized terms not defined elsewhere in the text are defined in Section 25.

2. SHARES SUBJECT TO THE PLAN.

2.1 Number of Shares Available. Subject to Sections 2.2 and 21, 7,000,000 Shares are available for grant and issuance under the Plan. In addition, any authorized shares not issued or subject to outstanding grants under any of the Company’s Amended and Restated 1994 Stock Option Plan, 1999 Stock Incentive Plan, Amended 1998 Directors Stock Option Plan and Amended 1998 Equity Incentive Plan (collectively the “Prior Plans”) on the Effective Date (as defined below) and any Shares issued under the Plan or any of the Prior Plans that are forfeited or repurchased by the Company prior to vesting (including any Shares removed from the Plan due to the reduction ratio set forth below) or that are issuable upon exercise of options or settlement of other awards granted pursuant to the Plan or any of the Prior Plans that expire or become unexercisable for any reason without having been exercised in full, will no longer be available for grant and issuance under the applicable Prior Plan, but will be available for grant and issuance under this Plan. The following shares shall not become available for issuance under the Plan: (a) Shares tendered by Participants as full or partial payment to the Company upon exercise of Awards; (b) Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations related to Awards; and (c) Shares reserved for issuance upon settlement of SARs, to the extent the number of such reserved Shares exceeds the number of Shares actually issued upon settlement of the SARs. Shares subject to SARs shall be counted against the Shares available for issuance under the Plan as one Share for every Share subject thereto, regardless of the number of Shares used to settle the SAR. Any Award other than an Option or a SAR shall reduce the number of Shares available for issuance by 1.5 Share(s) for each Share settled from such Award. Any Award issued as an Option or a SAR shall reduce the number of Shares available for issuance by one Share. No more than 25,000,000 Shares shall be issued pursuant to the exercise of ISOs. The Company will reserve and keep available at least a sufficient number of Shares to satisfy the requirements of all Awards.

2.2 Adjustment of Shares. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs, (c) the number of Shares subject to other outstanding Awards, (d) the maximum number of shares that may be issued as ISOs set forth in Section 2.1, and (e) the maximum number of shares that may be issued to an individual or to a new employee in any one fiscal year set forth in Section 3, will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded down to the nearest whole Share, as determined by the Committee; and provided further that the Exercise Price of any Option or SAR may not be decreased to below the par value of the Shares.

3. ELIGIBILITY. ISOs may be granted only to employees (including officers and directors who are also employees at the time of grant) of the Company or Subsidiary. All other Awards may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or Subsidiary. The Committee (or its designee under 4.1(c)) will from time to time determine in its sole discretion and designate the eligible persons who will be granted Awards under the Plan. The Plan is discretionary in nature, and the grant of Awards by the Committee is voluntary and occasional. A person may be granted more than one Award under the Plan.

4. ADMINISTRATION.

[1]	As adopted on January 22, 2007 and as amended on January 18, 2011. On January 18, 2011, the Board of Directors approved amendments to the Plan subject to approval by the stockholders at the Company’s annual meeting of stockholders that will be held on March 15, 2011.

4.1 Committee Authority. The Plan shall be administered by the Committee. Subject to the general purposes, terms and conditions of the Plan, the Committee will have full power to implement and carry out the Plan. Without limiting the previous sentence, the Committee will have the authority to:

(a)	construe and interpret the Plan, any Award Agreement and any other agreement or document executed pursuant to the Plan;

(b)	prescribe, amend and rescind rules and regulations relating to the Plan or any Award, including determining the forms and agreements used in connection with the Plan; provided that the Committee may delegate to the Company’s legal department the authority to approve revisions to the forms and agreements used in connection with the Plan that are designed to facilitate Plan administration, and that are not inconsistent with the Plan or with any resolutions of the Committee relating to the Plan; and may delegate authority to grant Awards within parameters established by the Committee to any person to whom such authority may be granted under applicable law;

(c)	select persons to receive Awards; provided that subject to applicable law, the Committee may delegate to one or more Executive Officers (who would also be considered “officers” under applicable law) the authority to grant an Award under the Plan to Participants who are not Insiders;

(d)	determine the terms of Awards;

(e)	determine the number of Shares (or other consideration, if an Award can be settled in other than Shares) subject to Awards;

(f)	determine whether Awards will be granted singly, in combination, or in tandem with, in replacement of, or as alternatives to, other Awards under the Plan or any other incentive or compensation plan of the Company or any Subsidiary;

(g)	grant waivers of Plan or Award conditions;

(h)	determine the vesting, exercisability, transferability and payment of Awards;

(i)	correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award Agreement;

(j)	determine whether an Award has been earned;

(k)	amend the Plan;

(l)	to take any action consistent with the terms of the Plan, either before or after an Award has been granted, that is necessary, desirable or advisable to comply with any governmental laws or regulatory requirement of a foreign country, including, but not limited to, modifying or amending the terms and conditions governing any Awards or establishing any local country plans as sub-plans to this Plan; and

(m)	make all other determinations necessary or advisable for administration of the Plan.

4.2 Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant. The Committee may delegate to one or more Executive Officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant.

4.3 Section 162(m) of the Code and Section 16 of the Exchange Act. When necessary or desirable for an Award to qualify as “performance-based compensation” under Section 162(m) of the Code the Committee shall include at least two persons who are “outside directors” (as defined under Section 162(m) of the Code) and at least two (or a majority if more than two then serve on the Committee) such “outside directors” shall approve the grant of such Award and timely determine the Performance Period and any

Performance Factors upon which vesting of any portion of such Award is to be subject. When required by Section 162(m) of the Code, then prior to settlement of any such Award at least two (or a majority if more than two then serve on the Committee) such “outside directors” then serving on the Committee shall determine and certify in writing the extent to which such Performance Factors have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned. In any calendar year the Committee shall not grant any Participant Awards covering an aggregate of more than 1,200,000 Shares, but with respect to Awards granted to any new employee of the Company or a Subsidiary (including any new employee who is also an officer and/or director of the Company or a Subsidiary) in the calendar year in which such person commences employment this aggregate limit shall instead be 1,500,000 Shares. Awards granted to Insiders must be approved by two or more “non-employee directors” (as defined in regulations promulgated under Section 16 of the Exchange Act).

5. OPTIONS.

5.1 Grant of Options. The Committee may grant Options to Participants and will determine:

(a)	whether the Options will be ISOs or NSOs;

(b)	the number of Shares subject to the Option;

(c)	the Exercise Price of the Option;

(d)	the period during which the Option may be exercised;

(e)	the vesting and exercisability of the Option; and

(f)	all other terms and conditions of the Option, subject to the provisions of this Section 5 and the Plan.

Each Option granted under the Plan will be evidenced by an Award Agreement, which shall expressly identify the Option as an ISO or NSO. The date of grant of an Option will be the date on which the Committee makes the determination to grant the Option, unless the Committee otherwise specifies a later date.

5.2 Exercise Period; Expiration Date and Exercise. An Option will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such Option and subject to Company policies established by the Committee (or by individuals to whom the Committee has delegated responsibility) from time to time. The Committee may provide for Options to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of Shares subject to the Option as the Committee determines. The Award Agreement shall set forth the Expiration Date; provided that no Option will be exercisable after the expiration of ten years from the date the Option is granted; and provided further that no ISO granted to a Ten Percent Stockholder will be exercisable after the expiration of five years from the date the Option is granted.

5.3 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and may not be less than the Fair Market Value on the date of grant; provided that the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant.

5.4 Vesting and Termination.

(a) Vesting. Except as may be set forth in the Participant’s Award Agreement, any Option granted to a Participant will cease to vest on the Participant’s Termination Date. If the Participant does not exercise his or her Option within the time specified by the Committee or as set forth in the Award Agreement, the Option shall terminate.

(b) Post-Termination Exercise Period. Subject to Section 10.4, following a Participant’s Termination, the Participant’s Option may be exercised to the extent vested and exercisable as set forth below:

(i) no later than ninety (90) days after the Termination Date if a Participant is Terminated for any reason except death or Disability, unless a different period of time period is specifically set forth in the Participant’s Award Agreement; provided that no

Option may be exercised after the Expiration Date of the Option; or

(ii) no later than three hundred sixty-five (365) days after the Termination Date in the case of Termination due to Disability or death, unless a different time period is specifically set forth in the Participant’s Award Agreement; provided that no Option may be exercised after the Expiration Date of the Option.

5.5 Limitations on ISOs. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under the Plan or under any other incentive stock option plan of the Company or any Subsidiary) shall not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds $100,000, the Options for the first $100,000 worth of Shares to become exercisable in that calendar year will be ISOs, and the Options for the Shares with a Fair Market Value in excess of $100,000 that become exercisable in that calendar year will be NSOs. If the Code is amended to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit shall be automatically incorporated into the Plan and will apply to any Options granted after the effective date of the Code’s amendment.

5.6 Notice of Disqualifying Dispositions of Shares Acquired on Exercise of an ISO. The Award Agreement for an ISO shall require that, if a Participant sells or otherwise disposes of any Shares acquired pursuant to the exercise of an ISO on or before the later of (a) the date two years after the Date of Grant, and (b) the date one year after the exercise of the ISO (in either case, a “Disqualifying Disposition”), the Participant shall immediately notify the Company in writing of such Disqualifying Disposition.

5.7 No Disqualification. Notwithstanding any other provision in the Plan, no term of the Plan relating to ISOs will be interpreted, amended or altered, and no discretion or authority granted under the Plan will be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code. Any outstanding ISO that is modified, extended, renewed or otherwise altered shall be treated in accordance with Section 424(h) of the Code and the regulations thereunder.

6. RESTRICTED STOCK AWARDS.

6.1 Awards of Restricted Stock. A Restricted Stock Award is an offer by the Company to grant Shares, that are subject to one or more risks of forfeiture (which may be based on Performance Factors or the passage of time in service or both), to a Participant. The Committee will determine to whom an offer will be made, the number of Shares the person may purchase, the Purchase Price, the risk(s) of forfeiture to which the Shares will be subject and all other terms and conditions of the Restricted Stock Award. A Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price within 30 days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept the Restricted Stock Award within 30 days, then the offer of the Restricted Stock Award will terminate, unless the Committee determines otherwise. Performance Periods may overlap and Participants may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

6.2 Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value (but not less than the par value of the Shares when required by applicable law) on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan and the Award Agreement, and in accordance with any procedures established by the Company.

6.3 Termination. Except as may be set forth in the Participant’s Award Agreement, any Restricted Stock Award will cease to vest on the Participant’s Termination Date.

7. STOCK BONUS AWARDS.

7.1 Awards of Stock Bonuses. A Stock Bonus Award is an award to a Participant of Shares (which may consist of fully-vested Stock, Restricted Stock or Restricted Stock Units) for services to be rendered or for past services already rendered to the Company or any Subsidiary and any vesting requirement may be based on continuation in service or timely satisfaction of Performance Factors. No payment will be required for Shares awarded pursuant to a Stock Bonus Award (other than any minimum payment required by applicable law which may be made with any legal form of consideration for Shares that is acceptable to the Committee).

7.2 Form of Payment to Participant. The Stock Bonus Award shall be settled within the period of time permitted under Section 409A of the Code without triggering the “additional tax” under Section 409A(a)(1)(B) of the Code. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, and in either a lump sum payment or in installments, all as the Committee determines.

7.3 Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, any Stock Bonus Award will cease to vest on the Participant’s Termination Date.

8. STOCK APPRECIATION RIGHTS.

8.1 Awards of SARs. A Stock Appreciation Right (“SAR”) is an award to a Participant that may be settled in Shares (which may consist of Restricted Stock or RSUs), having a value equal to the value determined by multiplying the difference between the Fair Market Value on the date of exercise over the Exercise Price and the number of Shares with respect to which the SAR is being settled. The SAR may be granted for services to be rendered or for past services already rendered to the Company, or any Subsidiary.

8.2 Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The Award Agreement shall set forth the Expiration Date; provided that no SAR will be exercisable after the expiration of ten years from the date the SAR is granted.

8.3 Exercise Price. The Committee will determine the Exercise Price of the SAR when the SAR is granted, however the Exercise Price shall not be less than the Fair Market Value on the date of grant.

8.4 Termination.

(a) Vesting. Any SAR granted to a Participant will cease to vest on the Participant’s Termination Date. If the Participant does not exercise his or her SAR within the time specified by the Committee or as set forth in the Award Agreement, the SAR shall terminate.

(b) Post-Termination Exercise Period. Subject to Section 10.4, following a Participant’s Termination, such Participant’s SAR may be exercised to the extent vested and exercisable as set forth below:

(i) no later than ninety (90) days after the Termination Date if a Participant is Terminated for any reason except death or Disability, unless a different period of time period is specifically set forth in the Participant’s Award Agreement; provided that no SAR may be exercised after the Expiration Date of the SAR; or

(ii) no later than three hundred sixty-five (365) days after the Termination Date in the case of Termination due to Disability or death, unless a different time period is specifically set forth in the Participant’s Award Agreement; provided that no SAR may be exercised after its Expiration Date.

9. RESTRICTED STOCK UNITS.

9.1 Awards of Restricted Stock Units. An RSU is an award to a Participant covering a number of Shares that may, in the discretion of the Company, be settled in cash, or by issuance of those Shares for services to be rendered or for past services already rendered to the Company or any Subsidiary.

9.2 Form and Timing of Settlement. To the extent permissible under applicable law, the Committee may permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned, provided that the terms of the RSU and any deferral satisfy the requirements to avoid imposition of the additional tax and interest provided under Section 409A of the Code (or any successor provision) and any regulations or rulings promulgated thereunder. Payment may be made in the form of cash or whole Shares or a combination thereof in a lump sum payment, all as the Committee determines.

10. OTHER PROVISIONS.

10.1 Distribution of Award Agreements and Plan. The Award Agreement, Plan and other documents may be delivered in any manner (including electronic distribution or posting) that meets applicable legal requirements.

10.2 Form of Award Agreement(s). Each Award granted under the Plan will be evidenced by an Award Agreement, which will be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.

10.3 Procedures for Exercising or Settling an Award. A Participant or Authorized Transferee may exercise or settle Awards by following the procedures established by the Company’s stock administration department, as communicated and made available to Participants through the Company’s electronic mail system, intranet site or otherwise.

10.4 Black-out Periods and Post-Termination Exercisability. If exercise or settlement of an Award is prevented due to any trading restriction with respect to the Company’s Shares that is in effect at the time of such Participant’s Termination, then the applicable time for exercise or settlement shall be tolled until such trading restriction lapses, but not beyond the earlier to occur of (i) the applicable Expiration Date and (ii) the last date on which exercise or settlement could occur without subjecting such Award to the tax and interest imposed by Section 409A of the Code.

10.5 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option or SAR; provided that the minimum number will not prevent a Participant from exercising an Option or SAR for the full number of Shares for which it is then exercisable. An Option or a SAR may only be exercised by the personal representative of a Participant or an Authorized Transferee or by the person or persons to whom a Participant’s rights under the Option or SAR shall pass by such person’s will or by the laws of descent and distribution of the state of such person’s domicile at the time of death, and then only as and to the extent that such person was entitled to exercise the Option or SAR on the date of death.

10.6 Terms of Awards. The Committee will determine an Award’s terms, including, without limitation: (a) the number of Shares deemed subject to the Award; (b) the time or times during which the Award may be exercised and (c) such other terms and conditions and conditions as the Committee deems appropriate. Awards may be subject to performance goals based on Performance Factors during any Performance Period as may be set out in advance in the Participant’s Award Agreement. The Committee may adjust the performance goals applicable to Awards to take into account changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances.

11. PAYMENT FOR SHARE PURCHASES.

11.1 Payment. Payment for Shares purchased pursuant to the Plan may be made by any of the following methods (or any combination of such methods) that are described in the applicable Award Agreement and that are permitted by law:

(a)	in cash or cash equivalent (including by check);

(b)	in the case of exercise by the Participant, a Participant’s guardian or legal representative or the authorized legal representative of a Participant’s heirs or legatees after a Participant’s death, by cancellation of indebtedness of the Company to the Participant;

(c)	by surrender of shares of the Company’s Common Stock that either: (1) were obtained by the Participant or Authorized Transferee in the public market; or (2) if the shares were not obtained in the public market, they have been paid for within the meaning of SEC Rule 144;

(d)	in the case of exercise by the Participant, Participant’s guardian or legal representative or the authorized legal representative of a Participant’s heirs or legatees after a Participant’s death, by waiver of compensation due or accrued to the Participant for services rendered; and

(e)	with respect only to purchases upon exercise of an Option, and provided that a public market for the Shares exists:

(1) through a “same day sale” commitment from the Participant or Authorized Transferee and an NASD dealer meeting the requirements of the Company’s “same day sale” procedures and in accordance with law; or

(2) through a “margin” commitment from the Participant or Authorized Transferee and an NASD dealer meeting the requirements of the Company’s “margin” procedures and in accordance with law.

11.2 Issuance of Shares. Upon payment of the applicable Purchase Price or Exercise Price and compliance with other conditions and procedures established by the Company for the purchase of Shares, the Company shall issue the Shares registered in the name of the Participant or Authorized Transferee and shall deliver certificates representing the Shares (in physical or electronic form, as appropriate). The Shares may be subject to legends or other restrictions as described in Section 15 of the Plan.

12. WITHHOLDING TAXES.

12.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under the Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy minimum federal, state, local and foreign income or social security tax withholding requirements prior to the delivery of any certificate(s) for the Shares. If a payment in satisfaction of an Award is to be made in cash, the payment will be net of an amount sufficient to satisfy minimum tax withholding requirements of applicable law.

12.2 Stock Withholding. When, under applicable tax laws, a Participant incurs a tax liability in connection with the grant, exercise, vesting or payment of any Award that is subject to tax withholding and the Participant is obligated to pay the Company (or a Subsidiary) the amount required to be withheld, the Committee may, in its sole discretion, allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of whole Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.

13. PRIVILEGES OF STOCK OWNERSHIP. No Participant or Authorized Transferee will have any rights as a stockholder of the Company with respect to any Shares until the Shares are issued to the Participant or Authorized Transferee. After Shares are issued to the Participant or Authorized Transferee, the Participant or Authorized Transferee will be a stockholder and have all the rights of a stockholder with respect to the Shares including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if the Shares are Restricted Stock, any new, additional or different securities the Participant or Authorized Transferee may become entitled to receive with respect to the Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided further, that the Participant or Authorized Transferee will have no right to retain such dividends or distributions with respect to Shares that are repurchased at the Participant’s original Exercise Price or Purchase Price pursuant to Section 15.

14. TRANSFERABILITY. As may be permitted by the Committee (and to the extent permitted by applicable law and the terms of the Award Agreement), a Participant may transfer an Award to an Authorized Transferee. Absent such permission, no Award and no interest therein, shall be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, and no Award may be made subject to execution, attachment or similar process.

15. RESTRICTIONS ON SHARES. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award documentation a right to repurchase all or a portion of a Participant’s Shares that are not “Vested Shares” (as defined in the Award documentation), following the Participant’s Termination, at any time within 90 days after the later of (a) the Participant’s Termination Date or (b) the date the Participant purchases Shares under the Plan, for cash or cancellation of purchase money indebtedness with respect to Shares, at the Participant’s original Exercise Price or Purchase Price.

16. CERTIFICATES. All certificates for Shares or other securities delivered under the Plan (whether in physical or electronic form, as appropriate) will be subject to stock transfer orders, legends and other restrictions that the Committee deems necessary or advisable, including without limitation restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system on which the Shares may be listed.

17. ESCROW. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other transfer instruments approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company, to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.

18. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award shall not be effective unless the Award is in compliance with all applicable state, federal and foreign securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system on which the Shares may then be listed, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in the Plan, the Company shall have no obligation to issue or deliver certificates for Shares under the Plan prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and/or (b) completion of any registration or other qualification of such shares under any state, federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company shall be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state, federal or foreign securities laws, stock exchange or automated quotation system, and the Company shall have no liability for any inability or failure to do so.

19. NO OBLIGATION TO EMPLOY. Nothing in the Plan or any Award granted under the Plan shall confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Subsidiary or limit in any way the right of the Company or any Subsidiary to terminate a Participant’s employment or other relationship at any time, with or without cause, as applicable laws allow.

20. REPRICING PROHIBITED; EXCHANGE AND BUYOUT OF AWARDS. The repricing of Options or SARs without prior stockholder approval is prohibited. For this purpose, a repricing means any of the following (or any other action that has the same effect as any of the following): (a) changing the terms of an Option or SAR to lower its exercise price; (b) any other action that is treated as a repricing under generally accepted accounting principles; and (c) canceling an Option or SAR, at a time when its exercise price is equal to or greater than the fair market value of the underlying stock, in exchange for another Option, SAR, Restricted Stock Award or other equity award, unless the cancellation and exchange occurs in connection with a Corporate Transaction. Such cancellation and exchange would be considered a repricing regardless of whether it is treated as a repricing under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant. The Committee may, at any time or from time to time, authorize the Company, with prior stockholder approval, in the case of an Option or SAR exchange, and the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. For the avoidance of doubt, except in connection with a Corporate Transaction (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Options or SARs may not be amended to reduce the exercise price of outstanding Options or SARs or cancel, exchange, substitute, buyout or surrender outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

21. CORPORATE TRANSACTIONS.

21.1 Assumption or Replacement of Awards by Successor. In the event of a Corporate Transaction any or all outstanding Awards may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders

(after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation (if any) refuses to assume or substitute Awards, as provided above, pursuant to a transaction described hereunder, such Awards will expire on the closing of such transaction at such time and on such conditions as the Committee will determine.

21.2 Other Treatment of Awards. Subject to any greater rights granted to Participants under Section 21.1, in the event of a Corporate Transaction, any outstanding Awards shall be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation or sale of assets.

21.3 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting an Award under the Plan in substitution of such other company’s award, or (b) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan. Such substitution or assumption shall be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under the Plan if the other company had applied the rules of the Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award shall remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Shares subject to Awards granted to substitute or assume outstanding awards granted by another company in connection with an acquisition shall not reduce the number of Shares available for issuance under Section 2.1 of the Plan.

22. ADOPTION, STOCKHOLDER APPROVAL AND TERM. The Plan was adopted by the Board on January 22, 2007. The Plan shall become effective upon approval by stockholders of the Company, consistent with applicable laws. The Plan will terminate ten years following the earlier of (i) the date it was adopted by the Board or (ii) the date it became effective upon approval by stockholders of the Company, unless sooner terminated by the Board pursuant to Section 23.

23. AMENDMENT OR TERMINATION OF PLAN AND AWARDS. The Board may at any time terminate, amend or suspend the Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to the Plan. Notwithstanding the foregoing, neither the Board nor the Committee shall, without the approval of the stockholders of the Company, amend the Plan in any manner that requires such stockholder approval pursuant to the Code or the regulations promulgated thereunder as such provisions apply to ISO plans, or pursuant to the Exchange Act or any rule promulgated thereunder. Subject to the provisions of Section 20 of the Plan, the Committee may modify, extend or renew outstanding Awards and authorize the grant of Awards in substitution thereof; provided that any such action (including any amendment to the Plan) may not, without the written consent of a Participant, impair any of a Participant’s rights under Award previously granted.

24. NONEXCLUSIVITY OF THE PLAN; UNFUNDED PLAN. Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, nor any provision of the Plan shall be construed as creating any limitations on the power of the Board to adopt such additional arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. The Plan shall be unfunded. Neither the Company nor the Board shall be required to segregate any assets that may at any time be represented by Awards made pursuant to the Plan. Neither the Company, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan.

25. DEFINITIONS. As used in the Plan, the following terms shall have the following meanings:

(a) “Authorized Transferee” means the permissible recipient, as authorized by this Plan and the Committee, of an NSO that is transferred during the Participant’s lifetime by the Participant by gift or domestic relations order. For purposes of this definition a “permissible recipient” is: (i) a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption; (ii) any person (other than a tenant or employee) sharing the Participant’s household; (iii) a trust in which the persons in (i) or (ii) have more than fifty percent of the beneficial interest; (iv) a foundation in which the persons in (i) or (ii) or the Participant control the management of assets; or (v) any other entity in which the person in (i) or (ii) or the Participant own more than fifty percent of the voting interest.

(b) “Award” means any award under the Plan, including any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Stock Bonus.

(c) “Award Agreement” means, with respect to each Award, the written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(f) “Committee” means the Board and such other committee appointed by the Board to administer the Plan.

(g) “Company” means Concur Technologies, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

(h) “Corporate Transaction” means (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company and the Awards granted under the Plan are assumed or replaced by the successor corporation, which assumption shall be binding on all Participants), (b) a dissolution or liquidation of the Company, (c) the sale of substantially all of the assets of the Company, (d) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company; or (e) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

(i) “Disability” means a disability, whether temporary or permanent, partial or total, as determined by the Committee, except in the case of an ISO when it shall mean a “permanent and total disability” within the meaning of such phrase in Section 22(e)(3) of the Code.

(j) “Effective Date” means the date stockholders approve the Plan pursuant to Section 22 of the Plan.

(k) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

(l) “Executive Officer” means a person who is an “executive officer” of the Company as defined in Rule 3b-7 promulgated under the Exchange Act.

(m) “Exercise Price” means the price at which a Participant who holds an Option or SAR may purchase the Shares issuable upon exercise of the Option or SAR.

(n) “Expiration Date” means the last date on which an Option or SAR may be exercised as determined by the Committee.

(o) “Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(1)	if such Common Stock is publicly traded and is then listed on a national securities exchange, the last reported sale price on such date or, if no such reported sale takes place on such date, the average of the closing bid and asked prices on the principal national securities exchange on which the Common Stock is listed or admitted to trading;

(2)	if such Common Stock is publicly traded but is not admitted to trading on a national securities exchange, the average of the closing bid and asked prices on such date, as reported online by a website designated by the Committee in good faith; or

(4)	if none of the foregoing is applicable, by the Committee in good faith.

(p) “Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

(q) “ISO” means an Option designated by the Committee at the time of grant as intended to receive the treatment provided under Section 422 of the Code.

(r) “NSO” means an Option that is not designated an ISO by the Committee at the time of grant or does not qualify as an ISO at the time of grant (for example, an Option granted to a non-employee).

(s) “Option” means an Award pursuant to Section 5 of the Plan.

(t) “Non-Employee Director” means a member of the Company’s Board of Directors who is not a current employee of the Company or any Subsidiary.

(u) “Participant” means a person who receives an Award under the Plan.

(v) “Performance Factors” include, but are not limited to, some or all of the factors selected by the Committee from among the measures below to determine whether performance goals established by the Committee and applicable to Awards have been satisfied:

(1)	Net revenue and/or net revenue growth;

(2)	Earnings before interest, taxes, depreciation and amortization, including earnings before interest, taxes, depreciation and amortization as adjusted by the Company in publicly reported statements;

(3)	Operating income, including operating income as adjusted by the Company in publicly reported statements;

(4)	Net income, including net income as adjusted by the Company in publicly reported statements;

(5)	Earnings per share, including net income as adjusted by the Company in publicly reported statements;

(6)	Total stockholder return;

(7)	Return on equity;

(8)	Market share;

(9)	Return on investment;

(10)	Cash flow, including cash flow from operations;

(11)	Employee productivity and satisfaction metrics;

(12)	Economic value added;

(13)	Strategic plan development and implementation (including individual performance objectives that relate to achievement of the Company’s or any business unit’s strategic plan); and

(14)	Individual confidential business objectives.

(w) “Performance Period” means the period of service determined by the Committee during which years of service or performance is to be measured for the Award.

(x) “Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.

(y) “Restricted Stock Award” means an award of Shares pursuant to Section 6 of the Plan.

(z) “Restricted Stock Unit” means an Award granted pursuant to Section 9 of the Plan.

(aa) “SEC” means the United States Securities and Exchange Commission.

(bb) “Securities Act” means the United States Securities Act of 1933, as amended, and the regulations promulgated thereunder.

(cc) “Shares” means shares of the Company’s Common Stock $0.001 par value, reserved for issuance under the Plan, as adjusted pursuant to Sections 2 and 21, and any successor security.

(dd) “Stock Appreciation Right” means an Award granted pursuant to Section 8 of the Plan.

(ee) “Stock Bonus” means an Award granted pursuant to Section 7 of the Plan.

(ff) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(gg) “Ten Percent Stockholder” means any person who directly or by attribution owns more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary.

(hh) “Termination” or “Terminated” means, for purposes of the Plan with respect to a Participant, that the Participant has ceased to provide services as an employee, director, consultant, independent contractor or adviser to the Company or a Subsidiary; provided that a Participant shall not be deemed to be Terminated if the Participant is on a Company approved leave of absence; and provided further, that during any Company approved leave of absence, vesting of Awards shall be suspended or continue in accordance with applicable Company policies. Subject to the foregoing, the Committee shall have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”); further, the Termination Date will not be extended by any notice period mandated under local law.

Appendix B

CONCUR TECHNOLOGIES, INC.

2010 CASH INCENTIVE PLAN

1. Purposes. The Concur Technologies, Inc. (“Concur”) 2010 Cash Incentive Plan (“Plan”) is a component of Concur’s overall strategy to pay its employees for performance. The purposes of this Plan are to motivate employees by tying their compensation to performance, reward exceptional performance that supports overall Concur objectives, and attract and retain top performing employees.

2. Definitions.

“Award” means any award made under, or pursuant to any program established under, this Plan that is paid, or the value of which is denominated, in cash.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of Concur’s Board of Directors, or such other committee designated by that Board of Directors, which is authorized to administer the Plan under Section 3 hereof. The Committee shall be comprised solely of directors who are “outside directors” under Code Section 162(m).

“Participant” means a person who receives an Award under the Plan.

“Plan” means this Plan, as amended and restated from time to time, which shall be known as the 2010 Cash Incentive Plan.

“Concur” means Concur Technologies, Inc. and any corporation or other business entity of which Concur directly or indirectly has an ownership interest of 50% or more, or has a right to elect or appoint 50% or more of the board of directors or other governing body.

“Senior Executive” means a Concur employee who holds an executive officer position and is subject to Section 16 of the Securities Exchange Act of 1934, and such other employees as the Committee may designate.

3. Administration.

A. The Plan shall be administered by the Committee. The Committee shall have the authority to:

(i) interpret and determine all questions of policy and expediency pertaining to the Plan;

(ii) adopt such rules, regulations, agreements and instruments as it deems necessary for its proper administration;

(iii) select persons to receive Awards; provided that subject to applicable law, the Committee may delegate to the Chief Executive Officer the authority to grant an Award under the Plan to Participants who are not Senior Executives.

(iv) determine the terms of Awards, including whether any Awards may participate in any deferral program that may be adopted by Concur at any time;

(v) determine cash amounts subject to Awards (within the limits prescribed in the Plan); provided that subject to applicable law, the Committee may delegate to the Chief Executive Officer the authority to determine cash amounts subject to Awards (within the limits prescribed in the Plan) to Participants who are not Senior Executives;

(vi) determine whether Awards will be granted in replacement of or as alternatives to any other incentive or compensation plan of Concur or an acquired business unit;

(vii) grant waivers of Plan or Award conditions (but with respect to Awards intended to qualify under Code Section 162(m), only as permitted under that Section);

(viii) accelerate the payment of Awards (but with respect to Awards intended to qualify under Code Section 162(m), only as permitted under that Section);

(ix) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award notice;

(x) take any and all other actions it deems necessary or advisable for the proper administration of the Plan;

(xi) adopt such Plan procedures, regulations, sub-plans and the like as it deems are necessary to enable Participants to receive Awards; and

(xii) amend the Plan at any time and from time to time, provided however that no amendment to the Plan shall be effective unless approved by Concur’s stockholders, to the extent such stockholder approval is required under Code Section 162(m) with respect to Awards which are intended to qualify under that Section.

Notwithstanding anything else to the contrary in this Section 3 or elsewhere in this Plan, with respect to any Award subject to a deferral intended to comply with Code Section 409A, the Committee shall not waive conditions applicable to, accelerate payment of or otherwise amend outstanding Awards unless such waiver, acceleration or amendment complies with the requirements of Code Section 409A so as to avoid any amount subject to the Award becoming subject to Code Section 409A(a)(1).

B. The Committee may delegate its authority to administer Awards to a separate committee or to one or more individuals who are not a member of the Committee; however, only the Committee may grant Awards which are intended to qualify as “performance-based compensation” under Code Section 162(m) and only the Committee may administer Awards if such administrative function has Code Section 162(m) implications.

4. Eligibility. All employees, officers, directors, consultants, independent contractors and advisors of Concur may become Participants in the Plan. The Committee (or its designee under Section 3(A)(iii)) will from time to time determine in its sole discretion and designate the eligible persons who will be granted Awards under the Plan. The grant of Awards by the Committee is voluntary and occasional. A person may be granted more than one Award under the Plan.

5. Performance Goals.

A. The Committee shall establish performance goals applicable to a particular fiscal year (or a performance period of some other duration) prior to the start of such year or period, provided however that such goals may be established after the start of the fiscal year (or performance period) but while the outcome of the performance goal is substantially uncertain in such manner and at such time as is a permitted method of establishing performance goals under Code Section 162(m).

B. For purposes of this Plan, a permitted performance goal shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either Concur as a whole or to a business unit, affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years (or a period shorter than a year, if required in the context of the award), on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award:

(i)	Net revenue and/or net revenue growth;

(ii)	Earnings before interest, taxes, depreciation and amortization, including earnings before interest, taxes, depreciation and amortization as adjusted by Concur in publicly reported statements;

(iii)	Operating income, including operating income as adjusted by Concur in publicly reported statements;

(iv)	Net income, including net income as adjusted by Concur in publicly reported statements;

(v)	Earnings per share, including net income as adjusted by Concur in publicly reported statements;

(vi)	Total stockholder return;

(vii)	Return on equity;

(viii)	Market share;

(ix)	Return on investment;

(x)	Cash flow, including cash flow from operations;

(xi)	Employee productivity and satisfaction metrics;

(xii)	Economic value added;

(xiii)	Strategic plan development and implementation (including individual performance objectives that relate to achievement of Concur’s or any business unit’s strategic plan); and

(xiv)	Individual confidential business objectives.

The Committee may appropriately adjust any evaluation of performance under a performance goal to exclude extraordinary or unusual events, such as the following, that occur during a performance period, provided with respect to Awards intended to qualify under Code Section 162(m), that such adjustment shall only be to the extent permitted by Code Section 162(m) without making such Award non-deductible:

(i)	asset write-downs;

(ii)	currency effects;

(iii)	litigation or claim judgments or settlements;

(iv)	the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results;

(v)	accruals for reorganization and restructuring programs; and

(vi)	any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in Concur’s annual report to stockholders for the applicable year.

C. The Committee shall determine the target level of performance that must be achieved with respect to each criterion that is identified in a performance goal in order for a performance goal to be treated as attained.

D. The Committee may base performance goals on one or more of the foregoing business criteria. In the event performance goals are based on more than one business criterion, the Committee may determine to make Awards upon attainment of the performance goal relating to any one or more of such criteria, provided the performance goals, when established, are stated as alternatives to one another at the time the performance goal is established.

6. Awards.

A. Awards may be made on the basis of Concur and/or business unit performance goals and formulas determined by the Committee in accordance with this Plan. With respect to any Concur fiscal year, no Participant shall be granted Award(s) of more than $10,000,000 in aggregate.

B. After the end of the fiscal year (or performance period), the Committee will determine the extent to which performance goal(s) for each Participant are achieved and the actual Award (if any) for each Participant based on the level of actual performance achieved.

C. The Committee, in its discretion, may reduce or eliminate a Participant’s Award at any time before it is paid, whether or not calculated on the basis of pre-established performance goals or formulas.

D. In order to receive payment of or to vest in an Award under this Plan, the Participant must be an active employee and on Concur’s payroll on either the last day of the fiscal year (or performance period) to which such Award relates and/or the date of payment or vesting, in each case as specified in the documentation governing the specific Award. The Committee in its sole discretion may make exceptions to this requirement in the case of retirement, death or disability, or in the case of a corporate change in control, or other termination of employment, as determined by the Committee in its sole discretion; provided however that, with respect to

Awards intended to qualify under Code Section 162(m), the Committee may exercise its discretion in a manner authorized by this sentence only if such exercise is permitted under the requirements applicable to “performance-based compensation” under Code Section 162(m).

E. Concur shall withhold all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any Award.

F. Subject to further deferral by the Participant under any deferral program that Concur may from time to time offer, Concur shall pay all amounts actually earned under Awards on or prior to the later of the following dates: (1) the 15th day of the third month following the end of the Participant’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (2) the 15th day of the third month following the end of Concur’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture.

7. General.

A. This Plan shall become effective as of December 15, 2010. Awards made on or after such date but prior to shareholder approval of this Plan shall no longer be effective and shall be void if no such shareholder approval is obtained.

B. In the event that Concur adopts a compensation recovery policy, in response to the Dodd-Frank Act of 2010 or otherwise, Concur reserves the right to make compensation under this Plan subject to such policy.

C. Any rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by Concur for the account of the Participant under the Plan.

D. Participation in the Plan shall not give any Participant any right to remain in Concur’s employ. Further, the adoption of this Plan shall not be deemed to give any person the right to be selected as a Participant or to be granted an Award.

E. To the extent any person acquires a right to receive payments from Concur under this Plan, such rights shall be no greater than the rights of an unsecured creditor of Concur.

F. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

G. The Board may amend or terminate the Plan (i) at any time and for any reason subject to stockholder approval and (ii) at any time and for any reason if and to the extent the Plan’s qualification under Code Section 162(m) would not be adversely affected.

18400 NE UNION HILL ROAD REDMOND, WA 98052 ATTN: LEGAL DEPT./CORPORATE SECRETARY	There are three ways to vote your Proxy:

Your Telephone or Internet vote authorizes the Named Proxies to vote in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. on March 14, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. on March 14, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Concur Technologies, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Phone or Internet, please do not mail your Proxy Card

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M29361-P05236	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CONCUR TECHNOLOGIES, INC.			For	Withhold	For All	To withhold authority to vote for any individual
The Board of Directors recommends			All	All	Except	nominee(s), mark “For All Except” and write the
you vote FOR the following:						number(s) of the nominee(s) on the line below.
1.	Proposal 1 - Election of Directors: Class III		☐	☐	☐
Nominees:
01) Jeffrey T. McCabe
02) Edward P. Gilligan
03) Rajeev Singh
	The Board of Directors recommends you vote FOR Proposals 2, 3, 4 and 5:						For	Against	Abstain

2.	Proposal 2 - Amendments to 2007 Equity Incentive Plan						☐	☐	☐

3.	Proposal 3 - Approval of 2010 Cash Incentive Plan						☐	☐	☐

4.	Proposal 4 - Ratification of Independent Public Accounting Firm						☐	☐	☐

5.	Proposal 5 - Approval of, by non-binding vote, executive compensation						☐	☐	☐

The Board of Directors recommends you vote 3 years for the following Proposal:						1 Year	2 Years	3 Years	Abstain

6.	Proposal 6 - Recommendation of, by non-binding vote, the frequency of executive compensation votes					☐	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSALS.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as your name(s) appear(s) on this proxy. If held in joint tenancy all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

	Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)				Date

CONCUR TECHNOLOGIES, INC. ANNUAL

MEETING OF STOCKHOLDERS Tuesday,

March 15, 2011, 2:00 p.m.

Bellevue Club, 11200 Southeast Sixth Street, Bellevue, WA

IMPORTANT NOTICE REGARDING
DELIVERY OF STOCKHOLDER DOCUMENTS

The Securities and Exchange Commission has adopted rules that permit companies to send a single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more investors sharing the same address, subject to certain conditions. The “householding” rules will provide greater convenience for investors and cost savings for companies by reducing the number of duplicate documents the investors receive.

Implementation and Consent

Unless we receive contrary instructions, if you have the same last name or are a member of the same family as any other investor who shares the same address, your household will receive only one copy of our proxy statement and other disclosure documents, although you will receive a separate proxy card for each investor in the household. This program began January 1, 2004.

Revoking and Duration of Consent

If you choose to revoke your consent to the householding program at a future date, you may do so by writing to Corporate Secretary, 18400 NE Union Hill Road, Redmond, WA 98052. We will remove you from the householding program within 30 days of receipt of your revocation of your consent. If we do not receive instructions from you to discontinue householding, your proxy materials will continue to be “household” until we notify you otherwise. However, if at any time you would like a separate copy of the annual report or proxy statement, please write us at the address shown above, and we will deliver it promptly.

We encourage your participation in this program. It not only allows us to reduce costs, it is more environmentally friendly by reducing the unnecessary use of materials.

January 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

Please detach here

M29362-P05236

18400 NE Union Hill Road
Redmond, WA 98052

This proxy is solicited by the Board of Directors of Concur Technologies, Inc. for use at the Annual Meeting of Stockholders on March 15, 2011.
This proxy will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” the Board of Director nominees and Proposals 2, 3, 4 and 5, and 3 years for Proposal 6.

By signing the proxy, you revoke all prior proxies and appoint S. Steven Singh and Kyle R. Sugamele (the “Named Proxies”), and each of them, with full power of substitution, to vote on the matters shown on the reverse side and, in their discretion, on any other matters which may properly come before the Annual Meeting and all adjournments and postponements thereof.

Address Changes/Comments:	______________________________________________________________
______________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(See reverse side for voting instructions)